Exhibit 10.44

EXECUTION COPY

MERGER AGREEMENT

among

AMERIGROUP ACQUISITION CORP.
(“Buyer”)

and

AMERIGROUP CORPORATION
(“Parent”)

and

CAREPLUS, LLC
(“Company”)

Dated as of October 26, 2004

Exhibit 10.44

Exhibit 10.44

Exhibit 10.44

Company Disclosure Schedule
Buyer Disclosure Schedule

Exhibits:

A	Company Members
B	Escrow Agreement
C	Company Member’s Agreement for Merger
D	RESERVED
E	Company’s Opinion
F	Buyer’s Opinion
G	Company Member’s Closing Acknowledgment and Release
H	RESERVED
I	Company Members’ Agent Agreement

MERGER AGREEMENT

     This MERGER AGREEMENT (this “Agreement”), dated as of October 26, 2004, is entered into by and between CAREPLUS, LLC, a New York limited liability company (the “Company”), AMERIGROUP ACQUISITION CORP., a New York corporation (“Buyer”), and AMERIGROUP CORPORATION, a Delaware corporation (“Parent”).

WITNESSETH:

     WHEREAS, the Persons listed on Exhibit A hereto (each a “Company Member” and collectively, “Company Members”) are the record and beneficial owners of 100% of the issued and outstanding Membership Interests of the Company (the “Membership Interests”) and all Company Members executed and delivered a Company Member’s Agreement for Merger in the form of Exhibit C (the “Support Agreement”) (each a “Signing Member” and collectively the “Signing Members”);

     WHEREAS, the Company conducts a health maintenance organization (“HMO”) business currently licensed and operating in the State of New York pursuant to a Special Purpose Certificate of Authority from the New York State Department of Health (“HMO License”), which authorizes the Company to provide and arrange for the provision of comprehensive health services for Members;

     WHEREAS, the Company (i) has entered into (a) the Medicaid Managed Care Contracts with the New York City Department of Health and Mental Hygiene and the Putnam County Department of Social Services, both effective October 1, 2004 (collectively, the “Medicaid Contract”), (b) the Child Health Plus Contract effective July 1, 1998, amended June 9, 2000, December 3, 2001, January 31, 2002, January 6, 2003, December 22, 2003 and June 2, 2004 (the “CHP Contract”) with the New York State Department of Health and (c) the Family Health Plus Participating Managed Care Plan Agreement effective October 1, 2001, amended October 1, 2002, April 1, 2003 and April 1, 2004 (the “FHP Contract”) with the New York State Department of Health and (ii) is in the process of entering into the Managed Long-Term Care Contract with the New York State Department of Health (the “Managed Long-Term Care Contract”) (the Medicaid Contract, the CHP Contract, the FHP Contract and the Managed Long-Term Care Contract, collectively, the “Payor Contracts”);

     WHEREAS, under the Medicaid Contract, the Company is authorized to arrange for the provision of comprehensive health services to Medicaid beneficiaries enrolled in the Company’s Medicaid managed care plan and has established, throughout the Medicaid Enrollment Area and the Child Health/Family Health Enrollment Area, a network of healthcare providers (as described, the “Medicaid Business”);

     WHEREAS, in addition to the Medicaid Business, the Company operates a Child Health Plus business in Kings, Queens and Richmond Counties, New York pursuant to the CHP Contract (the “CHP Business”), a Family Health Plus business in Kings, Queens and Richmond Counties, New York pursuant to the FHP Contract (the “FHP Business”) and is developing a

Exhibit 10.44

Managed Long-Term Care business pursuant to the Managed Long-Term Care Contract (the “Managed Long-Term Care Business”) (the Medicaid Business, the CHP Business, the FHP Business and the Managed Long-Term Care Business, collectively, the “Business”); and

     WHEREAS, the Board of Managers of the Company and the Board of Directors of Buyer each has determined that it is in the best interests of their respective equity owners for Buyer to merge with and into the Company on the terms and subject to the conditions set forth in this Agreement and in accordance with the NY LLC Law so that the Company continues as the surviving entity and has approved this Agreement. As a result of the Merger, Company Members and Dissenting Members will receive the consideration, subject to the claims, set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1 Certain Defined Terms. Unless the context otherwise specifies or requires, the following terms have the meanings specified below:

     “AAA” has the meaning set forth in Section 11.2(c).

     “Acquisition Proposal” has the meaning set forth in Section 6.13.

     “Affiliate” means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person; (iii) any officer, manager or director of such Person; and (iv) if such Person is an officer, manager or director of another company or entity, the company or entity for which such Person acts in such capacity.

     “Agent” means the party appointed by the Company Members pursuant to the Company Members’ Agent Agreement to represent their interests under this Agreement and the Ancillary Agreements.

     “Aggregate Consideration” has the meaning set forth in Section 2.2(a).

     “Agreement” has the meaning set forth in the preface.

     “Allocated Closing Cash Amount” has the meaning set forth in Section 2.2(f)(ii)(1).

     “Allocated Contingent Payment” has the meaning set forth in Section 2.2(f)(ii)(3).

     “Allocated Escrow Amount” has the meaning set forth in Section 2.2(f)(ii)(2).

Exhibit 10.44

     “Ancillary Agreements” has the meaning set forth in Section 4.4.

     “Arbitrators” has the meaning set forth in Section 11.2(c).

     “Asserted Liability” has the meaning set forth in Section 8.3.

     “Assets” has the meaning set forth in Section 2.1(b).

     “Audited 2005 Financial Statements” has the meaning set forth in Section 2.3(b).

     “Authorizations” has the meaning set forth in Section 4.11(e).

     “Bankruptcy” means with respect to any Person: (i) the filing of an application by such Person for, or its consent to, the appointment of a trustee, receiver or custodian of its assets; (ii) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of such Person; or (v) the failure by such Person generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code or the admission in writing of its inability to pay its debts as they become due.

     “Benefit Plan” has the meaning set forth in Section 4.8(a).

     “Business” has the meaning set forth in the Recitals.

     “Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in the City of New York are open for regular commercial business.

     “Buyer” has the meaning set forth in the preface.

     “Buyer Disclosure Schedule” means the Buyer’s disclosure schedule, dated as of the date of this Agreement, which shall be delivered by Buyer to the Company and Agent as of the date of this Agreement. The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered Sections of this Agreement.

     “Certificate of Merger” means the document delivered to the Department of State evidencing the Merger in accordance with Section 1003 of the NY LLC Law.

     “Child Health/Family Health Enrollment Area” means the counties of Kings, Queens and Richmond, New York within which an eligible person must reside in order to enroll in either the Child Health Plus Contract or the Family Health Plus Contract.

     “CHP Business” has the meaning set forth in the Recitals.

Exhibit 10.44

     “CHP Contract” has the meaning set forth in the Recitals.

     “Claims” has the meaning set forth in Section 2.4.

     “Closing” has the meaning set forth in Section 2.5(a).

     “Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(v).

     “Closing Book Value” has the meaning set forth in Section 2.2(c).

     “Closing Cash Amount” has the meaning set forth in Section 2.2(a)(i).

     “Closing Date” has the meaning set forth in Section 2.5(a).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning set forth in the preface. For purposes of this Agreement, whenever “Company” is used, it shall mean the Company and Intelli-dent.

     “Company Disclosure Schedule” means the Company’s disclosure schedule, dated as of the date of this Agreement, which shall be delivered by the Company to Buyer as of the date of this Agreement, and thereafter updated (as permitted hereunder) and delivered to Buyer at Closing. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered Sections of this Agreement.

     “Company Members” has the meaning set forth in the Recitals.

     “Company Members’ Agent Agreement” means the Members’ Agent Agreement in the form attached as Exhibit I executed by the Signing Members.

     “Company’s Knowledge” means (i) the actual knowledge of the following executive officers of the Company: Chairman of the Board, President, COO, CFO and General Counsel and (ii) the knowledge a reasonable business Person acting in the capacity of Chairman of the Board, President, COO, CFO or General Counsel, as applicable, would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matters at hand.

     “Confidentiality Agreement” means the Confidentiality Agreement dated June 22, 2004 by and between Buyer and the Company.

     “Contest Notice” has the meaning set forth in Section 8.3.

     “Contingent MLTC Cash Amount” has the meaning set forth in Section 2.2(a).

     “Contingent Payment” has the meaning set forth in Section 2.3(a).

Exhibit 10.44

     “Contingent Payment EBITDA” means, for the 12-month period following Closing, the total premium revenues of the Company derived from the Medicaid Business, the CHP Business and the FHP Business as determined in accordance with GAAP, minus (1) total Medical Costs of the Company derived from the Medicaid Business, the CHP Business and the FHP Business as determined in accordance with GAAP, minus (2) an amount equal to 17.6% of the total premium revenues of the Company derived from the Medicaid Business, the CHP Business and the FHP Business as determined in accordance with GAAP. If Parent shall merge the Company with another legal entity that has any business operations in New York within 12 months following the Closing Date, the calculation of Contingent Payment EBITDA shall be equal to the sum of (i) the actual Contingent Payment EBITDA for the period before the effective date of the merger and (ii) for the period on and after the effective date of the merger, the amount for such period that was used in determining the EBITDA Target as set forth on that certain EBITDA Target Budget dated October 19, 2004.

     “Contracts” means any written agreement relating to the operation of the Business to which the Company is a party or by which it is bound, including all amendments thereto.

     “Department of State” has the meaning set forth in Section 2.2(f).

     “Dissenter’s Allocable Consideration” has the meaning set forth in Section 2.2(g).

     “Dissenters’ Withhold Amount” has the meaning set forth in Section 2.2(g).

     “Dissenting Member Claims” has the meaning set forth in Section 8.1(a)(i).

     “Dissenting Members” has the meaning set forth in Section 2.2(g).

     “DOH” means New York State Department of Health.

     “Earnout Period” has the meaning set forth in Section 2.3(c).

     “EBITDA Target” has the meaning set forth in Section 2.3(a).

     “Effective Time” means 12:00 A.M., E.S.T., on the calendar day immediately following the Closing Date, notwithstanding the Statutory Effective Date.

     “Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

Exhibit 10.44

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Account” means the bank account maintained by the Escrow Agent pursuant to the Escrow Agreement into which all funds held by the Escrow Agent are deposited and held.

     “Escrow Agent” means Wachovia Bank, N.A. or such other escrow agent as mutually agreed by the parties.

     “Escrow Agreement” means the Escrow Agreement by and among Buyer, the Company, Agent and Escrow Agent entered into at the Closing in the form of Exhibit B attached hereto.

     “Estimated EBITDA Amount has the meaning set forth in Section 2.3(b).

     “Exchange Act” has the meaning set forth in Section 6.5.

     “FHP Contract” has the meaning set forth in the Recitals.

     “FHP Business” has the meaning set forth in the Recitals.

     “Final EBITDA Certificate” has the meaning set forth in Section 2.3(b).

     “Final Financial Statements” has the meaning set forth in Section 2.2(d)(v).

     “Financial Information” has the meaning set forth in Section 4.6.

     “Financial Statements” has the meaning set forth in Section 6.5.

     “Generally Accepted Accounting Principles” or “GAAP” means principles, consistently applied, which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors.

     “GGK” means Goldstein, Golub and Kessler.

     “Governmental Entity” means any court, legislative, executive or regulatory authority or agency.

     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

     “HMO” has the meaning set forth in the Recitals.

     “HMO License” has the meaning set forth in the Recitals.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “IBNR” has the meaning set forth in Section 2.4.

Exhibit 10.44

     “Improvements” has the meaning set forth in Section 4.15(d).

     “Income Taxes” means any Federal, state, local or foreign income or other similar Tax.

     “Income Tax Return” means any Tax Return relating to Income Taxes.

     “Indemnifying Party” has the meaning set forth in Section 8.3.

     “Indemnitee” has the meaning set forth in Section 8.3.

     “Independent Accountants” means a firm of independent certified public accountants of national reputation which has not performed audit services for Buyer, the Company or any of their respective Affiliates during the then-preceding three year period, which is selected by Buyer and Agent (or if they cannot agree, by KPMG and GGK).

     “Initial Notice” has the meaning set forth in Section 11.2(b).

     “Intellectual Property” means all patents, trademarks, trade names, service marks, service names, brand names, inventions, processes, formulae, copyrights, trade dress, business and product names, logos, slogans, designs, trade secrets, know how, industrial models, proprietary data, methodologies, computer programs and software (including all source codes), all related rights thereto and related documentation in whatever format, technical information, manufacturing, engineering and technical drawings, operations manuals, quality assurance manuals, HIPAA compliance programs and manuals, programs preapproved by the DOH for the provision of Medicaid managed care coverage, contract forms (including, without limitation, hospital provider agreement forms, primary care provider agreement forms, specialty care provider agreement forms and ancillary care provider agreement forms), know-how, inventions, works of authorship, management information systems, and all pending applications for and registrations of patents, trademarks, service marks and copyrights used or owned by the Company.

     “Intelli-dent” means INTELLI-DENT IPA, INC., a New York corporation.

     “Interim Period” has the meaning set forth in Section 6.1.

     “IRS” means the Internal Revenue Service.

     “KPMG” means the accounting firm KPMG, LLP or such other Big-4 firm of certified public accountants engaged by Buyer.

     “Liabilities” means all indebtedness, obligations and other liabilities of the Company or Intelli-dent of any nature whatsoever, whether direct or indirect, matured or unmatured, absolute, accrued, contingent (or based on any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

Exhibit 10.44

     “Loss” or “Losses” has the meaning set forth in Section 8.1(a)(i).

     “Managed Long-Term Care Business” has the meaning set forth in the Recitals.

     “Managed Long-Term Care Contract” has the meaning set forth in the Recitals.

     “Material Adverse Effect” means any material and adverse effect (but excluding any adverse effect attributable to changes in, or resulting from, general economic, market, regulatory or political conditions or conditions generally applicable to the healthcare or HMO industry in general, changes to financial, banking or securities markets or in GAAP, changes resulting from terrorism, acts of war or military actions, changes to Subpart 98-1 of Title 10 of N.Y. Comp. Codes R. & Regs. proposed as of the date hereof, the transactions contemplated by this Agreement or the announcement thereof, any actions taken at Buyer’s request, or Buyer’s operation of the Business) on the assets, liabilities, financial condition, revenues, operating income, business or operations of a party to this Agreement or the Business.

     “Material Agreement(s)” means each Contract or oral agreement and all amendments thereto to which the Company is a party or by which it is bound that (i) obligates the Company to pay or receive an amount in excess of $25,000 in any 12-month period beginning after December 31, 2004; (ii) provides for a guaranty by the Company of obligations of others in excess of $10,000; (iii) constitutes an employment or consulting agreement terminable on more than 30 days’ notice; (iv) evidences any indebtedness or capital lease obligations; (v) expressly limits in any material respect the ability of the Company to engage in any business, compete with any Person or expand the nature or geographic scope of its Business or (vi) is a Payor Contract or a Provider Contract.

     “Medicaid Business” has the meaning set forth in the Recitals.

     “Medicaid Contract” has the meaning set forth in the Recitals.

     “Medicaid Enrollment Area” means the boroughs of Brooklyn, Queens, Staten Island and Manhattan, New York and Putnam County, New York.

     “Medical Costs” consist of all expenses incurred to provide medical services to Members, including, but not limited to, fees paid to hospitals, physicians and providers of ancillary medical services, such as pharmacy, laboratory, radiology, dental and vision, and expenses related to services such as health promotion, quality assurance, case management, disease management and 24-hour on-call nurses.

     “Member” means an individual enrolled in any of the Company’s health plans comprising the Medicaid Business, the CHP Business, the FHP Business and the Managed Long- Term Care Business. A Member enrolled in the Company’s Medicaid Business is a “Medicaid Member,” a Member enrolled in the Company’s CHP Business is a “CHP Member,” a Member enrolled in the Company’s FHP Business is a “FHP Member” and a Member enrolled in the Company’s Managed Long-Term Care Business is a “MLTC Member.”

Exhibit 10.44

     “Membership Interests” means all of the Class A, Class B, Class C and Class D membership interests of the Company, as such term is defined in the Company’s Operating Agreement.

     “Membership Premium Threshold” has the meaning set forth in Section 2.2(e).

     “Merger” has the meaning set forth in Section 2.1(a).

     “Merger Consideration” has the meaning set forth in Section 2.2(f).

     “Minimum EBITDA Amount” has the meaning set forth in Section 2.3(a).

     “MMCOR” means New York Medicaid managed care operating report.

     “Net Worth” means the amount expressed in terms of dollars by which the Assets exceed the Liabilities, as determined in accordance with GAAP.

     “NY LLC Law” has the meaning set forth in Section 2.1(a).

     “Operating Agreement” means the Limited Liability Company Operating Agreement of the Company dated as of May 19, 1995, as amended by First Amendment dated December 1, 1995, and by Letter Agreement dated January 4, 1996.

     “Parent” has the meaning set forth in the preface.

     “Payor Contracts” has the meaning set forth in the Recitals.

     “Payors” means the New York State Department of Health, the New York City Department of Health and Mental Hygiene, and Putnam County local department of Social Services.

     “PBGC” means the Pension Benefit Guarantee Corporation.

     “Percentage Interest” means a Company Member’s percentage interest, as set forth in column 4 of Schedule 3.5 of the Company Disclosure Schedule.

     “Permits” has the meaning set forth in Section 4.11(a).

     “Permitted Encumbrances” means (a) liens for Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings; (b) liens incurred in the ordinary course of business in connection with workmen’s compensation laws, unemployment insurance, old-age pensions and other social security benefits, (c) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of a like nature, incident to the ordinary course of business, (d) liens imposed by law, such as carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’, landlords, suppliers and vendors liens, incurred in good faith in the ordinary

Exhibit 10.44

course of business and (e) liens incidental to the conduct of the Business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits. The Company Disclosure Schedule lists those Permitted Encumbrances that are consensual and/or of which the Company has received notice.

     “Person” means any individual, corporation, partnership, limited liability company and any other legal entity or Governmental Entity.

     “Pre-Closing Partial Period” has the meaning set forth in Section 6.4(b).

     “Preliminary Closing Book Value” has the meaning set forth in Section 2.2(d)(i).

     “Premium Revenue” means premium revenue of the Company paid by Payors on a capitated per Member per month basis for healthcare services provided to Medicaid Members, CHP Members and FHP Members, but not including retroactive adjustments, supplemental payments, interest and the like.

     “Provider” means any physician, hospital, pharmacy or other health care professional, facility or supplier that has contracted to provide services, prescription drugs or supplies to Members.

     “Provider Contracts” means any Contract between the Company and any physicians, hospitals, pharmacies, pharmacy benefit management, ancillary service providers or other health care service providers that participate in the Business as Providers.

     “Providers” has the meaning set forth in the Recitals.

     “Real Property” has the meaning set forth in Section 4.15(b).

     “Real Property Laws” has the meaning set forth in Section 4.15(e).

     “Receivables” means all of the Company’s trade accounts, receivables from Payors, reinsurance receivables and claims against Providers.

     “Review Period” has the meaning set forth in Section 2.4.

     “Securities Act” has the meaning set forth in Section 6.5.

     “Securities Filings” has the meaning set forth in Section 6.5.

     “Security Interests” means any mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title, restrictions on transfer, taxes, options, warrants, purchase rights, demands and encumbrances of any kind or type whatsoever.

     “Settlement Agent” has the meaning set forth in Section 11.2(b).

Exhibit 10.44

     “Signing Member” has the meaning set forth in the Recitals.

     “Statutory Effective Time” means the time that the Merger shall become effective under Sections 1002 and 1003 of the NY LLC Law.

     “Stub Period Financials” has the meaning set forth in Section 2.3(b).

     “Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other managing body.

     “Superior Claims” has the meaning set forth in Section 8.2.

     “Support Agreement” has the meaning set forth in the Recitals.

     “Survival Date” means for all claims other than Superior Claims, the shorter of (1) the date on which the applicable statute of limitations would bar such claim or (2) 24 months after the Closing Date.

     “Tangible Personal Property” means the equipment, office materials and supplies, tools, vehicles, computers, fixtures, improvements and furniture and other tangible personal property owned, leased or otherwise used by the Company and such other tangible personal property as is used in the conduct of the Business.

     “Taxes” means any and all income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, taxes on intangibles, transfer and recording taxes, fees, levies, charges and other assessments, imposed by any federal, state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed with respect thereto.

     “Tax Escrow Set Aside” has the meaning set forth in Section 2.2(b)(iii)(A).

     “Tax Return” means any return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     “Transaction” means the Merger and the related transactions described in this Agreement.

     “Transaction Documents” has the meaning set forth in Section 4.4.

     “True up Period” has the meaning set forth in Section 2.4.

Exhibit 10.44

     “True up Report” has the meaning set forth in Section 2.4.

     “Unaudited Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(i).

     Section 1.2 Accounting Terms. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

     Section 1.3 Company After Closing. Any reference herein to the Company with respect to a period or point in time after Closing shall include Buyer and any reference herein to the Buyer with respect to a period or point in time after Closing shall include the Company as successor to Buyer, if required by the context. Notwithstanding anything to the contrary set forth herein, Parent shall not merge the Company within three months following the Closing.

ARTICLE II
TRANSACTION

     Section 2.1 Basic Transaction.

          (a) On the terms and conditions of this Agreement and in accordance with the New York Limited Liability Company Law, as amended (the “NY LLC Law”), at the Statutory Effective Time, Buyer will be merged with and into the Company (the “Merger”) pursuant to the terms and conditions of this Agreement and the Certificate of Merger. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving entity. Buyer and Parent are entering into this Agreement in conjunction with the full execution of Support Agreements by Company Members holding 100 % of the Membership Interests in the Company. The Company will continue to use best efforts, and Buyer and Parent shall cooperate with such efforts, to obtain Support Agreements from the Company Members who did not execute such agreements on the date of this Agreement and will deliver a copy of any such Support Agreement to Buyer and Parent when they are executed.

          (b) Buyer is merging with the Company with the understanding that the Company owns or leases the properties and assets, real, personal and mixed, tangible and intangible, of every type and description, which are used in the operation of the Business, including, without limitation, the property and assets which are acquired between the date hereof and the Closing Date and all claims and rights of the Company of every kind relating to the ownership of the Business, whether arising before, on or after the Closing Date, including deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, and rights of recoupment (collectively, the “Assets”).

          (c) On the Closing Date, the Assets shall include cash, cash equivalents, marketable securities, uncleared checks from third parties for good funds, Receivables from Payors and other short-term investments in an aggregate amount that shall not be less than:

               (i) the amount required to satisfy statutory net worth requirements applicable to the Company (including, without limitation, deposits required of the Company by the State of New York or otherwise required by New York statutes and regulations or the

Exhibit 10.44

Medicaid Contract, the CHP Contract, and the FHP Contract or the Managed Long-Term Care Contract to be owned by the Company); and

               (ii) the Company’s accrued expenses, payables and other “current liabilities” (as such term is used in accordance with GAAP).

     Section 2.2 Aggregate Consideration; Escrow; Audit.

          (a) Aggregate Consideration.

               (i) Subject to the terms and conditions set forth in this Agreement, the Aggregate Consideration payable to the holders of 100% of the Membership Interests by Parent shall be equal to the sum of: (A) One Hundred Twenty-Five Million Dollars ($125,000,000), as adjusted pursuant to Sections 2.2(d)(ii), in cash on the Closing Date (the “Closing Cash Amount”), and (B) up to an additional Four Million Dollars ($4,000,000) if earned, as provided in Section 2.2(b)(ii) below (the “Contingent MLTC Cash Amount”), which will be paid to Escrow Agent on the terms set forth in Section 2.2(b)(iii) below, and, if applicable, which will be paid to Agent as provided in Section 2.2(b)(iii) below. The Closing Cash Amount plus the Contingent MLTC Cash Amount, plus or minus the adjustment described in Sections 2.2(d)(ii), 2.2(d)(iii), 2.2(d)(viii), 2.2(e) and 2.4, are collectively referred to herein as the “Aggregate Consideration.”

               (ii) The Closing Cash Amount less the Dissenters’ Withhold Amount, if any, shall be paid to Agent at Closing by wire transfer of immediately available funds to an account specified by Agent to Parent. The Dissenters’ Withhold Amount, if any, shall be deposited into the Escrow Account at Closing by wire transfer of immediately available funds to an account specified by Escrow Agent to Parent. Wire transfer instructions shall be specified in writing not less than three (3) Business Days before the Closing. All other payments with respect to the Aggregate Consideration shall be paid to Agent or Escrow Agent, as the case may be, by wire transfer of immediately available funds to an account specified by Agent or the Escrow Agent, as the case may be.

          (b) Escrow Account and Contingent MLTC Cash Amount.

               (i) Establishment of Escrow Account. At Closing, the Company shall deposit Two Million Dollars ($2,000,000) into the Escrow Account which amount shall be included in the Company’s Net Worth.

               (ii) Contingent MLTC Cash Amount. If the Company receives approval from, and a contract with, DOH to conduct the Managed Long-Term Care Business in the State of New York and enrolls the first Member in the Managed Long-Term Care Business during the first 24 calendar months after the Closing Date, then Parent shall deposit the Contingent MLTC Cash Amount into the Escrow Account within 30 days of Parent’s reasonable confirmation of such enrollment.

               (iii) Use of Escrow Account Funds. The Escrow Account funds (which shall include the Contingent MLTC Cash Amount if payable pursuant to this Section 2.2(b) and additional amounts contributed by Parent pursuant to this Agreement) shall be used to satisfy

Exhibit 10.44

Company Members’ liabilities, if any, arising under Sections 2.2(d)(viii), 2.2(e), 2.4 and Article VIII, and shall be paid to Company Members as set forth in this Section 2.2(b)(iii) below. Notwithstanding anything to the contrary set forth in this Agreement, any amounts that Parent is required to deposit into the Escrow Account pursuant to any provision of this Agreement shall instead be paid directly to Agent for the benefit of Company Members after the total amount paid into the Escrow Account by Company and/or Parent under this Agreement equals $11 million plus Dissenters’ Withhold Amount, if any.

                    (A) All funds remaining in the Escrow Account, less a One Million Dollar ($1,000,000) reserve (the “Tax Escrow Set Aside”) for liabilities hereunder, shall be paid by Escrow Agent to Agent for the benefit of Company Members on the last day of the 24th calendar month following the Closing Date, provided, however, that such funds shall not be paid to Agent to the extent necessary to satisfy any then-pending claims made by Company as successor to Buyer or Parent in good faith under Article VIII.

                    (B) On the last day of the thirty sixth month (plus any additional period that the statute of limitations is extended by the Company as reasonably agreed to by Agent) following the filing by the Company of the last to be filed of federal, state and local Tax Returns by the Company with respect to the taxable period ending on the Closing Date, Escrow Agent shall pay to Agent for the benefit of Company Members all remaining amounts in the Escrow Account, less an amount necessary to satisfy any then-pending claims made by Company as successor to Buyer or Parent in good faith under Article VIII.

                    (C) If funds otherwise payable to Agent from the Escrow Account pursuant to this Section 2.2(b) are, instead, retained by the Escrow Agent because of the existence of then-pending claims made by Company as successor to Buyer or Parent in good faith under Sections 2.2(d), 2.2(e), 2.4 and Article VIII, then Escrow Agent shall release such funds to Buyer or Agent, as the case may be, upon final resolution of the claims within the period set forth under Section 2.2(d)(viii), 2.2(e), Section 2.4 or Article VIII, as extended under such provisions.

          (c) Closing Book Value. “Closing Book Value” means the Company’s Net Worth at the Closing Date (whether or not positive), as determined in accordance with GAAP. In determining Closing Book Value, the operation of the Business and the income and normal operating expenses attributable thereto through the Closing Date shall be reflected in the Closing Book Value as of the end of the Closing Date. Revenues and expenses for services rendered or services received both before and after the Closing Date, Taxes, power and utilities charges, bonuses, wages, rents and similar prepaid and deferred items shall be prorated as of the Effective Time and so reflected in the Closing Book Value in accordance with GAAP.

Exhibit 10.44

          (d) Audit.

               (i) Not less than two (2) Business Days before the Closing Date, the Company shall deliver to Buyer and Parent a balance sheet (“Unaudited Closing Balance Sheet”) for the Company, which shall be prepared from the books and records of the Company in accordance with GAAP and represent the Company’s best efforts to estimate the Closing Book Value as of the Closing Date (“Preliminary Closing Book Value”).

               (ii) If the Unaudited Closing Balance Sheet shows (i) a Preliminary Closing Book Value of less than Twenty Million Dollars ($20,000,000), then Parent shall reduce the Closing Cash Amount and the Aggregate Consideration shall decrease, by an amount equal to the difference between Twenty Million Dollars ($20,000,000) and the Preliminary Closing Book Value.

               (iii) If the Unaudited Closing Balance Sheet shows a Preliminary Closing Book Value of more than Twenty Million Dollars ($20,000,000), then the Closing Cash Amount and the Aggregate Consideration shall increase by the excess of the Preliminary Closing Book Value over Twenty Million Dollars ($20,000,000) and such amount shall be deposited by Parent into the Escrow Account.

               (iv) Within 60 days after the Closing Date, Parent shall cause the Company to prepare and deliver to GGK, Agent and Parent consolidated financial statements of the Company for the period from the first day of the fiscal year that includes the Closing Date through the Closing Date, including, a balance sheet as of the Closing Date, an income statement for the period from the first day of the fiscal year that includes the Closing Date through the Closing Date, related footnotes and supporting schedules prepared in accordance with GAAP. Through March 31, 2005, Parent will fully cooperate with GGK in filing the 2004 MMCOR for the Company.

               (v) Within 90 days after the Closing Date, Parent will cause GGK to deliver to Agent and Parent the final audited consolidated financial statements of the Company for the period from the first day of the fiscal year that includes the Closing Date through the Closing Date, including a balance sheet as of the Closing Date (the “Closing Balance Sheet”) and income statements for the period from the first day of the fiscal year that includes the Closing Date through the Closing Date, related footnotes and supporting schedules prepared in accordance with GAAP (the “Final Financial Statements”). The cost for such audited financials shall be accrued on the Closing Balance Sheet. Such financial statements shall be audited by GGK in accordance with generally accepted auditing standards.

               (vi) Immediately upon receipt of the Final Financial Statements, Parent will review such financial statements to determine, with the assistance of KPMG, the accuracy of such financial statements and that they were prepared in accordance with GAAP and suggest any adjustments thereto. GGK will provide Parent and KPMG access to their work papers, provided KPMG signs the customary work paper access letter utilized in the public accounting industry.

               (vii) Within 120 days after the Closing Date, Parent shall deliver to Agent Parent’s conclusion of the accuracy of the Final Financial Statements and Closing Balance

Exhibit 10.44

Sheet and the recomputation of the Closing Book Value. Within 30 days of receipt of such conclusion, Parent and Agent will either agree to accept the Closing Balance Sheet or shall submit the dispute to an Independent Accountant in accordance with Section 11.2 below. Once accepted by the parties or on the issuance of a determination by the Independent Accountant, the Closing Balance Sheet will be deemed final and binding on the parties.

               (viii) If the Final Financial Statements show that the Closing Book Value differs from the Preliminary Closing Book Value, then within five Business Days after the Closing Balance Sheet is deemed to be final as set forth in Section 2.2(d)(vii) above, (A) the Escrow Agent shall distribute to Parent the amount, if any, by which the Closing Book Value is less than the Preliminary Closing Book Value; or (B) Parent shall deposit the amount, if any, by which the Closing Book Value exceeds the Preliminary Closing Book Value to the Escrow Account. Notwithstanding any provision of this Agreement to the contrary, if Parent is entitled to a Payment from Escrow Account under any provision of this Agreement but the funds in the Escrow Account are insufficient to make such payment, Parent’s claim shall continue and be paid when additional funds are deposited into the Escrow Account from any source; provided, nevertheless, that no claim asserted by Parent or Buyer shall be paid from funds deposited in the Escrow Account in excess of the first $11,000,000 of such deposits exclusive of Dissenters’ Withhold Amount deposited to the Escrow Account by Agent, Parent, Buyer, Company Member or Company which excess shall not be subject to Parent or Buyer claims for any reason.

          (e) Aggregate Consideration Adjustment. The $125,000,000 provided for in Section 2.2(a)(i) is based on the Company having Premium Revenue equal to $16.53 million (the “Membership Premium Threshold”) for the full calendar month including the Closing Date (the “Final Month”). The Company’s Premium Revenue for the Final Month shall be determined by the Parent within 90 days of the Closing Date and the computation thereof together with supporting work papers shall be delivered by Parent to Agent as such time, whereupon it will be subject to the review and resolution provisions of Section 2.2(d). If the Company’s Premium Revenue for the Final Month is less than the Membership Premium Threshold, then the $125,000,000 shall be adjusted to an amount equal to the product of the $125,000,000 and the actual Premium Revenues divided by the Membership Premium Threshold and Escrow Agent shall pay $125,000,000 minus such adjusted amount to Parent at the time required by Section 2.2(d)(viii). If the Company’s Premium Revenue for the Final Month exceeds the Membership Premium Threshold, then the $125,000,000 shall be adjusted to an amount equal to the product of the $125,000,000 and the actual Premium Revenues divided by the Membership Premium Threshold and Parent shall deposit such adjusted amount in excess of the $125,000,000 into the Escrow Account at the time required by Section 2.2(d)(viii).

          (f) Consummation and Effect of Merger. The parties shall cause the Merger to be consummated by filing duly executed Certificate of Merger with the New York State Department of State (the “Department of State”), in such form as Buyer and Agent reasonably determine is required by, and is in accordance with, the relevant provisions of the NY LLC Law (“Certificate of Merger”). The Merger shall become effective at the Statutory Effective Time and the Merger shall have the effect set forth in the NY LLC Law. The Company may, at any time after the Statutory Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Buyer to carry out and effectuate the transactions contemplated by this Agreement. At the Statutory Effective Time by virtue of

Exhibit 10.44

the Merger and without any action on the part of the Company, Parent, Buyer, or the Company Members, the following actions will occur:

               (i) each issued and outstanding share of Buyer (which shall have 100 issued and outstanding shares at Closing) shall be converted into a 1% membership interest of the Company (which will be the surviving entity of the Merger);

               (ii) each Membership Interest (except for those Membership Interests held by Dissenting Members) shall automatically be cancelled and cease to exist and shall be converted into the right for the holder of such Membership Interest to receive, in cash, an amount equal to the sum of the following:

(1)	an amount equal to its pro rata share (based on its Percentage Interest) of the Closing Cash Amount minus any Dissenters’ Withhold Amount (the “Allocated Closing Cash Amount”);

(2)	an amount equal to its pro rata share (based on its Percentage Interest) of the funds in the Escrow Account distributed to or for the benefit of Company Members (the “Allocated Escrow Amount”); and

(3)	an amount equal to its pro rata share (based on its Percentage Interest) of the portion of the Contingent Payment not deposited into the Escrow Account by Parent (the “Allocated Contingent Payment”);

in each case rounded to the nearest whole cent (the “Merger Consideration”). The Merger Consideration shall be paid to the Agent for the benefit of Company Members, to be distributed to Company Members in accordance with their Percentage Interest upon receipt of documentation as reasonably required by the Agent.

          (g) Dissenting Shares; Waiver of Dissenter’s Rights. Notwithstanding any other provision of this Agreement to the contrary, Membership Interests that are issued and outstanding immediately before the Statutory Effective Time and which are held by Company Members (i) who shall have not voted in favor of the Merger or consented thereto in writing, and (ii) who shall have delivered a written notice of dissent from the proposed Merger in accordance with Section 1002(e) of the NY LLC Law and otherwise perfected their rights under Section 1002(e) of the NY LLC Law shall be converted into and represent the right to receive a portion of the Aggregate Consideration and shall be deemed cancelled. Such Company Members (the “Dissenting Members”) shall be entitled to only receive payment of the value of such Membership Interests held by them in accordance with the provisions of the NY LLC Law, except that all Membership Interests held by members who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Membership Interests pursuant to relevant provisions of the NY LLC Law, shall thereupon be deemed to have been

Exhibit 10.44

converted into and to have become exchangeable, as of the Statutory Effective Time, for the right to receive, without any interest thereon, such member’s allocated share of the Aggregate Consideration. The Company shall comply with Section 1005 of the NY LLC Law. Notwithstanding any other provision of this Agreement to the contrary, Parent shall withhold from payment of the Closing Cash Amount payable to Agent for the benefit of Company Members hereunder and instead pay to Escrow Agent, 200% of the Dissenting Members’ Percentage Interests times $120,000,000 (the “Dissenters’ Withhold Amount”). Escrow Agent shall hold the Dissenters’ Withhold Amount until such time as the Dissenting Member and Agent agree to settle the dispute or the final, unappealable amount of payment is determined for the Dissenting Members’ Membership Interests under the NY LLC Law, at which time Agent shall distribute (A) such amount (“Dissenters’ Allocable Consideration”) to the Dissenting Members in accordance with the NY LLC Law, (B) any Losses for which Dissenting Member is responsible under Section 8.1(a)(ii)(B) to the Parent, and (C) the balance to the Agent for distribution to Signing Members pro rata in accordance with their Percentage Interests.

          (h) Adjustments to Merger Consideration. On any reclassification, membership interest split, membership interest dividend (including any dividend or distribution of securities convertible into membership interests, reorganization, recapitalization or other like change with respect to membership interests occurring (or for which a record date is established)) after the date hereof and before the Statutory Effective Time, the Merger Consideration shall be proportionately adjusted to reflect fully such event.

          (i) No Further Ownership Rights in Membership Interest. The Aggregate Consideration paid or to be paid to Agent on behalf of Company Members on the Closing Date shall be deemed to have been paid in full satisfaction of all rights pertaining to such Membership Interests, and from and after the Statutory Effective Time there shall be no further registration of transfers on the books of Company of Membership Interests which were outstanding immediately before the Statutory Effective Time.

     Section 2.3 Contingent Payment.

          (a) As additional consideration for the Merger, Parent shall pay an additional amount to Company Members (the “Contingent Payment”) as follows: (i) if Contingent Payment EBITDA exceeds $11,200,000 (the “Minimum EBITDA Amount”), but is less than $21,200,000 (the “EBITDA Target”), then the Contingent Payment shall be the amount by which Contingent Payment EBITDA exceeds the Minimum EBITDA Amount and (ii) if Contingent Payment EBITDA is equal to or greater than the EBITDA Target, then the Contingent Payment shall be $10,000,000.

          (b) By no later than the last day of the fourth month following the one-year anniversary of the Closing Date, Parent shall deliver to Agent a certificate (the “Final EBITDA Certificate”), verified for accuracy and signed by Parent chief financial officer, (i) attaching the financial statements of the Company for 2005 as audited by KPMG including, among other statements and schedules, an income statement, notes thereto and KPMG’s report thereon (the “Audited 2005 Financial Statements”) plus the Company’s unaudited financial statements for any period in 2006 needed to include the one-year anniversary of the Closing Date (“Stub Period Financials”) and (ii) setting forth Parent’s calculation of Contingent Payment EBITDA based

Exhibit 10.44

upon the Audited 2005 Financial Statements and Stub Period Financials (the “Estimated EBITDA Amount”). If, within 30 days after the Final EBITDA Certificate is delivered to Agent, Agent shall not have given written notice to Parent setting forth in detail any objection to the Estimated EBITDA Amount, then such Estimated EBITDA Amount shall be the Contingent Payment EBITDA for purposes of this Agreement and shall be final and binding on the parties hereto and Parent shall immediately deposit into the Escrow Account and pay to Agent for the benefit of Company Members, as provided in Section 2.3(d) below, the Contingent Payment based on the Estimated EBITDA Amount. If, within such 30-day period, Agent shall give written notice to Parent setting forth in reasonable detail any objection to the Estimated EBITDA Amount, Parent and Agent shall endeavor to reach agreement within the 30-day period following the receipt by Parent of the notice of objection. If the parties shall reach agreement on the objections of Agent, then the Estimated EBITDA Amount as adjusted by the parties shall become Contingent Payment EBITDA for purposes of this Agreement and Parent shall immediately deposit into the Escrow Account and pay to Agent for the benefit of Company Members, as provided in Section 2.3(d) below, the Contingent Payment as calculated based on such Contingent Payment EBITDA. If the parties are unable to reach agreement within such 30-day period, then the matter shall be submitted as soon as practicable to the Independent Accountants for determination of Contingent Payment EBITDA, in which case the determination of the Independent Accountants shall be final and binding on the parties and such amount shall become Contingent Payment EBITDA for purposes of the remainder of this Agreement, and Parent shall immediately deposit into the Escrow Account and pay to Agent for the benefit of Company Members, as provided in Section 2.3(d) below, the Contingent Payment. The parties (and their professional advisors) shall cooperate with one another in furtherance of determining Contingent Payment EBITDA, and the parties shall make their books and records and personnel reasonably available, and Parent shall make the work papers utilized by KPMG (provided the customary work paper access letter utilized in the public accounting industry is executed and delivered to KPMG) and shall make KPMG reasonably available, in furtherance of making such determination. In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including, without limitation, legal, accounting and consultant fees and expenses. If Contingent Payment EBITDA as determined by the Independent Accountants is greater than the Estimated EBITDA Amount, then the cost and expense of the Independent Accountants shall be paid by Parent. If Contingent Payment EBITDA as determined by the Independent Accountants is less than the Estimated EBITDA Amount, then the cost and expense of the Independent Accountants shall be shared equally by Parent and Company Members. Such payment shall be made by wire transfer of immediately available funds to an account or accounts specified by Agent and Parent, as applicable.

          (c) Parent hereby covenants and agrees that, except as provided in Section 1.3, during the period beginning on the Closing Date and continuing through the one year anniversary of the Closing Date (the “Earnout Period”), Parent shall continue the operations of the Company as a separate incorporated subsidiary of Parent and shall conduct the Business and operations of the Company in good faith using all commercially reasonable efforts to cause the Company to meet the EBITDA Target. Without limiting the generality of the preceding sentence, Parent shall, during the Earnout Period, except as may otherwise be agreed upon in writing by Agent, (i) use commercially reasonable efforts to maintain the Company’s Providers, Members, Provider and Member relationships and Material Agreements, (ii) make available to

Exhibit 10.44

the Company capital sufficient for the Company’s working capital purposes and other business needs and (iii) use commercially reasonable efforts not to reduce the geographical scope of the business of the Company. Parent further agrees to deliver to Agent quarterly statements of Contingent Payment EBITDA in a format mutually agreed upon by Parent and Agent. If Parent fails to comply with the provisions of this Section 2.3(c), there shall be a dollar-for-dollar adjustment with respect to any reduction in Contingent Payment EBITDA caused by such failure by Parent.

          (d) A portion of the Contingent Payment in an amount equal to $3,000,000 less the amount by which the Closing Book Value exceeds $21,000,000, if any, shall be deposited by Parent into the Escrow Account. The remainder of the Contingent Payment shall be paid to Agent for the benefit of Company Members.

     Section 2.4 True Up of Claims. On and through the 15th-month anniversary of the Closing Date (the “True Up Period”), Parent shall recalculate the Tax liabilities and the liabilities for Medical Costs of the Company, including, without limitation, incurred, but not reported claims (“IBNR”) (collectively, “Claims”) as of the Closing Date (considering the post-Closing experience of the Company related to such pre-Closing Claims). The Company will send to Agent within 60 days of the end of the True Up Period its computation as to the amount of Claims as of the Closing Date, together with its work papers used to compute the amount of Claims (the “True Up Report”). Within 30 days of receipt of the True Up Report (the “Review Period”), Agent will either accept the True Up Report or provide Company with written specific objections to such report. If Agent does not accept the True Up Report as presented, the parties shall submit the dispute to the Independent Accountant in accordance with Section 11.2 below, in which case the determination of the Independent Accountant shall be final and binding on the parties. If Agent accepts the True Up Report as presented, then at the end of the Review Period, the True Up Report will be deemed final and binding on the parties. Within five Business Days after the True Up Report becomes final, Escrow Agent shall pay Parent the amount, if any, of Claims as set forth in the True Up Report in excess of the amount of Claims in the Closing Balance Sheet. Within five Business Days after the True Up Report becomes final, Parent shall deposit into the Escrow Account the amount, if any, by which the Claims in the Closing Balance Sheet exceed the amount of Claims in the True Up Report.

     Section 2.5 Closing.

          (a) The Merger contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Williams Mullen, 222 Central Park Avenue, Suite 1700, Virginia Beach, Virginia or, as agreed by the parties, on the Statutory Effective Date, by exchange of facsimile signature pages on the day before Closing Date (followed by overnight delivery of originals) and funding on the last day of the calendar month which is at least five Business Days following the satisfaction or waiver of the last to occur of the conditions to the obligations of the parties set forth in Article IX, or at such other place, time or date on which Agent and Buyer may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”). The parties intend to close on or before December 31, 2004 and shall exercise commercially reasonable efforts to do so.

Exhibit 10.44

          (b) At the Closing, Agent shall, subject to the satisfaction of the conditions set forth in Article IX, deliver or cause to be delivered to Buyer and Parent (i) certificates representing the Membership Interests of all Signing Members and (ii) all other documents and certificates required under Article IX of this Agreement to be delivered by Agent or Company Members to Buyer and Parent at or before the Closing Date in connection with the transactions contemplated hereby. No interest will be paid or accrued on any sums payable to holders of Membership Interests. Until surrendered in accordance with the provisions of this Section 2.5(b), each Membership Interest (other than those held by Dissenting Members) shall represent for all purposes only the right to receive the Merger Consideration provided for by this Agreement, without interest.

          (c) At the Closing, Buyer and Parent shall, subject to the satisfaction of the conditions set forth in Article IX, (i) deliver to Agent the Closing Cash Amount less the Dissenters’ Withhold Amount, if any, and deliver to Escrow Agent the Dissenters’ Withhold Amount, if any, by wire transfer in immediately available funds to an account specified by Agent or Escrow Agent, as applicable, and (ii) deliver to Agent all other documents and certificates required under Article IX of this Agreement to be delivered by Buyer or Parent to Agent at or before the Closing Date in connection with the Transaction.

     Section 2.6 Interest. Interest accrued on the Escrow Account shall be paid as follows:

          (a) Except as provided in Section 2.6(b) below, the interest attributable to funds in the Escrow Account shall be paid to Company Members.

          (b) To the extent funds in the Escrow Account are used to pay any post-Closing audit adjustments pursuant to Section 2.2(d)(viii) and/or Section 2.4 above, the interest attributable to such funds shall be paid to Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY MEMBERS

     Each Company Member represents and warrants to Buyer and Parent solely with respect to that Company Member individually that:

     Section 3.1 Organization of Certain Company Members. If Company Member is an entity, Company Member is duly organized and validly existing under the laws of its jurisdiction of organization.

     Section 3.2 Authorization of Transaction. Company Member has all requisite power and authority (including, if Company Member is an entity, all requisite company power and authority) to execute and deliver this Agreement and to perform Company Member’s obligations hereunder. This Agreement constitutes the valid and binding obligation of such Company Member, enforceable in accordance with its terms. Company Member need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the Transaction.

Exhibit 10.44

     Section 3.3 Non-contravention. The execution and delivery of this Agreement, and the consummation of the Transaction contemplated hereby, will not (A) violate any law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Company Member is subject or, if Company Member is an entity, any provision of its charter, bylaws or other organizational documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Company Member is a party or by which Company Member is bound or to which any of Company Member’s assets are subject.

     Section 3.4 Brokers’ Fees. Except for fees payable to Banc of America Securities, whose fees shall be paid solely by Company Members, or Company Members shall cause Agent to pay such fees on their behalf, Company Member has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which Buyer could become liable or obligated.

     Section 3.5 Membership Interests. Company Member owns of record and beneficially the Membership Interest set forth next to Company Member’s name on the Company Disclosure Schedule free and clear of any Security Interests except for the Operating Agreement. The Percentage Interest represented by the Membership Interest as set forth on the Company Disclosure Schedule is the percentage of aggregate consideration to which Company Member is entitled under the Merger Agreement and the voting percentage Company Member has with respect to actions requiring approval by the Company Members under the Operating Agreement. Company Member is not a party to any option, warrant or purchase right, or other contract or, except as provided in the Operating Agreement, any commitment that could require Company Member to sell, transfer, or otherwise dispose of Company Member’s Membership Interest (other than this Agreement). Company Member is not a party to any voting trust or proxy, or, except as provided in the Operating Agreement, any other agreement or understanding with respect to the voting of Company Member’s Membership Interest. On consummation of the Merger, Company Member shall have no further right, title and interest in Company Member’s Membership Interest.

     Section 3.6 Disqualifying Background. Company Member has never been debarred, suspended, or otherwise excluded from participating in any state or federally funded healthcare program. Company Member is not party to any agreement, judgment, order, consent, or equitable relief, written or oral, that would limit or restrict the Company in any manner from conducting the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer and Parent that, except as set forth in the Company Disclosure Schedule, each of the following statements are correct and complete.

     Section 4.1 Organization. The Company is a limited liability company duly organized and validly existing under the laws of the State of New York. The Company has all requisite

Exhibit 10.44

power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the property owned, leased or operated by it or the nature of the business conducted by it requires it to be so qualified. The Company has made available to Buyer a complete and correct copy of the articles of organization and Operating Agreement of the Company.

     Section 4.2 Subsidiaries. The Company’s sole Subsidiary is Intelli-dent and the Company owns 100% of the capital stock of Intelli-dent. The authorized and issued capital stock of Intelli-dent is set forth on the Company Disclosure Schedule. All of the issued and outstanding shares of capital stock of Intelli-dent have been duly authorized and are validly issued, fully paid, and nonassessable. The Company owns of record and owns beneficially its shares of Intelli-dent free and clear of any restrictions on transfer, Taxes, Security Interests, claims, and demands, except for Permitted Encumbrances as provided in the Company Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of Intelli-dent or that could require Intelli-dent to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to Intelli-dent. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Intelli-dent. The Company does not control, directly or indirectly, and does not have any direct or indirect equity participation in any corporation, partnership, trust or other business association other than Intelli-dent.

     Section 4.3 Capitalization.

          (a) The Company has issued Membership Interests which are owned in classes as set forth on the Company Disclosure Schedule and which will constitute 100% of the membership and equity interests of any nature whatsoever of the Company at the Closing Date. The total Membership Interests listed on the Company Disclosure Schedule are the Percentage Interests relating to the Membership Interests. Each Company Member’s voting rights are equal to the total Membership Interest for such Member listed on the Company Disclosure Schedule and there are no differences in voting or other rights relating to the Transaction, this Agreement or the Ancillary Agreements among classes A, B, C and D Membership Interests. The total Membership Interests listed on the Company Disclosure Schedule represents the percentage of Aggregate Consideration to which the named holder of such interest is entitled. All of the outstanding Membership Interests are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned by Company Members, Non-Signing Members and any Dissenting Members. There are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, purchase, transfer or sell any Membership Interests or other membership or equity interests in the Company or securities convertible into or exchangeable for such Membership Interests or other equity interests; (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any Membership Interests; or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the Membership Interests.

Exhibit 10.44

          (b) The Company intends to give to Company Members releases in the form attached to the Support Agreement. The Company has no Knowledge of any liabilities, obligations or other claims being released by such release.

     Section 4.4 Authorization; Validity of Agreement. Subject to obtaining the requisite approval of the Company Members to consummation of the Transaction, the Company has the full power and authority and has taken all requisite action to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement (including without limitation the Certificate of Merger) (the “Ancillary Agreements”, and together with this Agreement, the “Transaction Documents”), and to consummate the Transaction. The execution, delivery and performance by the Company of the Transaction Documents, and the consummation by the Company of the Transaction contemplated hereby and thereby, have been duly and validly authorized by the Board of Managers of the Company, is subject to the affirmative vote of at least a majority of the Membership Interests, and such authorization has not been withdrawn or amended in any manner. In this regard the requisite approval of the Board of Managers of the Company was obtained at a Board of Managers meeting held on October 25, 2004. Company Members are not required to vote by class. Assuming due and valid authorization, execution and delivery of this Agreement by Buyer and Parent, this Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except for the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief and equitable defenses and the discretion of the court before which any proceeding therefore may be brought.

     Section 4.5 Consents and Approvals; No Violations. Except for (a) requirements under corporation or “blue sky” laws of various states, if any, and (b) regulatory approvals specifically described in this Agreement, or in the Company Disclosure Schedule, the execution, delivery or performance of the Transaction Documents by the Company and the consummation by the Company of the Transaction will not (i) violate or conflict with any provision of the articles of organization or Operating Agreement of the Company; (ii) except as set forth on the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both), a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or result in the creation of any Security Interest on the Assets; (iii) except as set forth on the Company Disclosure Schedule, violate or conflict with any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets; or (iv) except as set forth on the Company Disclosure Schedule, require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity. The Company is not a party to any contract which limits the rights of the Company to engage in, or to compete with any Person in, the Business, in any geographical area, or by any method.

Exhibit 10.44

     Section 4.6 Financial Information. The Company has delivered to Buyer (i) the audited balance sheets of the Company as of December 31, 2003, 2002 and 2001 and the related audited statements of income and cash flow for years ended December 31, 2003, 2002 and 2001, with related footnotes and supporting schedules and (ii) an unaudited balance sheet of the Company as of June 30, 2004, and the related unaudited statements of income and cash flow of the Company, for the six-month period ended June 30, 2004 (collectively, the “Financial Information”). The Financial Information present fairly, in all material respects, the financial position of the Company for the periods and as of the respective dates thereof, in each case in accordance with GAAP, subject, in the case of the unaudited financial statements, to normal year end adjustments. The Company has also delivered to Buyer copies of the Company’s quarterly and annual MMCORs as filed with DOH dated June 30, 2004, December 31, 2003, 2002 and 2001, which have been prepared in accordance with statutory accounting principles consistently applied and fairly present the financial position of the Company as of such dates and the results of operations for such periods. If the fair market value of any stocks, bonds and securities included in the Assets exceed their book value, an appropriate tax accrual has been made to the extent required by GAAP.

     Section 4.7 No Undisclosed Liabilities. Except as set forth on the Company Disclosure Schedule, and except for (a) Liabilities incurred in the ordinary course of business after December 31, 2003 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, malpractice, tort, infringement or violation of law), (b) Liabilities specifically disclosed in or covered by the Financial Information, (c) Liabilities incurred in connection with the Transaction since December 31, 2003, and (d) Liabilities that have been discharged or paid before the date hereof, the Company has not incurred any Liabilities that would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP.

     Section 4.8 Employee Benefit Plans; ERISA.

          (a) The Company Disclosure Schedule lists all pension plans, profit sharing plans, deferred compensation plans, stock option or stock bonus plans, savings plans, welfare plans or other benefit plans or arrangements, policies, practices, procedures or contracts concerning employee benefits or fringe benefits of any kind, whether or not governed by ERISA, relating to or covering any of its employees (a “Benefit Plan”). Except as set forth on the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any other plan, program, practice, agreement or arrangement covering the Business, of employee compensation, deferred compensation, severance pay, retiree benefit or fringe benefit. The Company has furnished Buyer with true, complete and accurate copies of all summary plan descriptions of the Company’s current Benefit Plans.

          (b) Each of the Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable law. Each of the Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All “employee pension plans” (within the meaning of Section 3(2) of ERISA) have been determined by the IRS to be qualified under Section 401(a) of the Code and

Exhibit 10.44

no action or proceeding has been instituted or, to the Company’s Knowledge, threatened which would affect the qualification of any pension plan of the Company. No unfunded liabilities, based on the PBGC rates currently in effect for plan terminations, exist with respect to any Benefit Plan, which is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of the Company. The Company has not engaged in a “prohibited transaction” or breach of fiduciary responsibility with respect to any Benefit Plan.

          (c) The Company (i) has never contributed to a multi-employer pension plan, and (ii) has never incurred any liability under Title IV of ERISA to the PBGC or to a multi-employer pension plan.

          (d) Each Benefit Plan of the Company or its ERISA Affiliates that is a “group health plan” (as defined in ERISA Section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance with the provisions of COBRA, HIPAA and any applicable, similar state law, including HIPAA medical privacy rules.

     Section 4.9 Environmental, Health and Safety Matters.

          (a) Except as set forth on the Company Disclosure Schedule, to the Company’s Knowledge, the Company has complied and is in compliance, in all material respects, with all Environmental, Health and Safety Requirements.

          (b) Without limiting the generality of the foregoing, the Company has obtained and has complied and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Business. A list of all such permits, licenses and other authorizations is set forth on the Company Disclosure Schedule.

          (c) The Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including, to the Company’s Knowledge, any material investigatory, remedial or corrective obligations, arising under Environmental, Health and Safety Requirements.

          (d) To the Company’s Knowledge, none of the following exists at any Real Property: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

          (e) The Company has not treated, stored or disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal

Exhibit 10.44

injury, property damage, natural resources damages or attorneys fees, pursuant to any Environmental, Health and Safety Requirements.

          (f) The consummation of the Transaction will not result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

     Section 4.10 Litigation.

          (a) Except as set forth on the Company Disclosure Schedule, there are no material claims, counterclaims, administrative actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened and still pending, against the Company with respect to the Business or the Assets by or before any Governmental Entity or by any third party, and there are no unsatisfied judgments against the Company.

          (b) Except as set forth on the Company Disclosure Schedule, the Company is not subject to any judgment, order, writ, injunction, decree, award or any continuing order, consent decree, settlement agreement, or other similar written agreement with, or, to the Company’s Knowledge, continuing investigation by, any Governmental Entity.

          (c) The Company has not been notified of any assessment or threatened assessment against any HMO or guarantee fund.

     Section 4.11 No Default; Compliance with Applicable Laws.

          (a) To the Company’s Knowledge, except as set forth on the Company Disclosure Schedule, the Company is not in default or violation of any term, condition or provision of (i) its articles of organization or Operating Agreement; or (ii) any law, rule, regulation, or any license, permit, consent, approval or other authorization of any Governmental Entity (“Permits”) applicable to the Company. Except as set forth on the Company Disclosure Schedule, since January 1, 2001, the Company has not received any written notice from any Governmental Entity alleging any material violation described in clause (ii), or directing the Company to take any remedial action with respect to such law, rule or regulation. No person serving as an officer or manager of the Company has ever been debarred, suspended, or otherwise excluded from participating in any state or federally funded healthcare program. No person employed by or serving as an officer or manager of the Company is party to any agreement, judgment, order, consent, or equitable relief, written or oral, that would limit or restrict the Company in any manner from conducting the Business.

          (b) To the Company’s Knowledge, the Business is currently operated in compliance, and has at all times been operated in substantial compliance, with all applicable federal and state laws, regulations and guidelines.

Exhibit 10.44

          (c) The Company is in good standing with, and not excluded or suspended from participation in, or limited in its right to participate in Medicare, Medicaid or any other federal, state or local government health care program.

          (d) The Company is current in filing of all reports and filings required to be filed with the DOH and any other Governmental Entity. All such reports and filings are accurate and complete in all material respects.

          (e) The Company is the holder of all necessary licenses, permits, franchises, authorizations and approvals including the HMO License (collectively, the “Authorizations”) and all Authorizations are listed in the Company Disclosure Schedule. The Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated. Other than the Authorizations, there are no licenses, permits or authorizations of any governmental or quasi-governmental authority required to operate the Business.

     Section 4.12 No Bankruptcy. The Company is not the subject of a Bankruptcy.

     Section 4.13 Statutory Reserves. The Company has established a statutory reserve sufficient to satisfy all statutory requirements, including but not limited to Subpart 98-1.11 of Title 10 of N.Y. Comp. Codes R. & Regs.; such reserves shall be not less than Eight Million Dollars ($8,000,000) on the Closing Date as provided in Section 2.1(c)(i).

     Section 4.14 Taxes.

          (a) Except as set forth in the Company Disclosure Schedule, the Company has (i) duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) either paid all Taxes shown to be due on such Tax Returns or made adequate provisions on its balance sheet for the payment thereof, other than for such Taxes that are being contested in good faith by the Company.

          (b) Other than set forth on the Company Disclosure Schedule, no adverse adjustment or deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company nor to the Company’s Knowledge is there any basis for a dispute or claim against the Company.

          (c) Set forth on the Company Disclosure Schedule for all taxable periods ended on or after December 31, 2000, are all Tax Returns that include the Company, that have been audited or that are currently the subject of audit. The Company has delivered to Buyer correct and complete copies of all of the Company Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2000. Except as set forth on the Company Disclosure Schedule, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (d) The Company filed a valid election to be taxed under Subchapter C of the Code in March 2000, which is in good standing. The Company has not filed a consent under Code §341(f) concerning collapsible corporations. Except as set forth on the Company

Exhibit 10.44

Disclosure Schedule, the Company has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G. The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (e) The Company has not engaged in any “reportable” or “listed” transaction as defined in Treasury Regulations promulgated under Code §6011. The Company does not have any deferred intercompany gains or losses described in the Treasury Regulations under Code §1502 or Code §267(f). Except as set forth on the Company Disclosure Schedule, the Company does not have any net operating losses, built in losses, capital losses, tax credits, or similar items that are subject to limitations under Code §382, Code §383 or separate return year limitations under Code §1502. The Company does not have any excess loss accounts as defined in Reg. §1.1502-19. In addition to the representation that the Company is not a real property holding corporation under §897, the Company shall provide Buyer with the required certification under Reg. §1.1445-2(c)(3).

     Section 4.15 Real Property.

          (a) The Company does not own any real property.

          (b) Set forth on the Company Disclosure Schedule is the address of each parcel of real property leased by the Company (“Real Property”) and a list of all leases for each such Real Property. The Company has delivered to Buyer a true and complete copy of each such lease. Except as set forth on the Company Disclosure Schedule, with respect to each of the leases:

               (i) such lease is legal, valid, binding, enforceable and in full force and effect;

               (ii) the Transaction (A) does not require the consent of any other party to such lease, and (B) will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable in accordance with its terms (except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other law relating to or affecting the enforcement of creditor’s rights or by general equitable principles);

               (iii) the Company is in possession of the Real Property under such lease and there are no material disputes with respect to such lease;

               (iv) neither the Company nor, to the Company’s Knowledge, any other party to the lease is in breach or default under such lease and no event has occurred or

Exhibit 10.44

circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;

               (v) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been redeposited in full;

               (vi) the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such lease;

               (vii) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

               (viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property or any portion thereof; and

               (ix) the Company has not collaterally assigned or granted any other Security Interest in such lease or any interest therein.

          (c) The Real Property comprises all of the real property used in the Business, and the Company is not a party to any agreement or option to purchase any real property or interest therein.

          (d) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in reasonably good condition and repair and are sufficient for the operation of the Business. To the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted.

          (e) To the Company’s Knowledge, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). The Company has not received any notice of violation of any Real Property Law and, to the Company’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

          (f) To the Company’s Knowledge, the use or occupancy of the Real Property or any portion thereof by the Company and the operation of the Business of the Company as currently conducted thereon is not dependent on a “permitted nonconforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity.

Exhibit 10.44

          (g) To the Company’s Knowledge, the current use and occupancy of the Real Property and the operation of the Business does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

     Section 4.16 Intellectual Property.

          (a) The Company Disclosure Schedule sets forth all: (i) registered copyrights, registered patents, trademarks, service marks, (ii) all material unregistered trade names, jingles, slogans and logos owned by the Company, (iii) each pending patent, trademark or service mark application of the Company; and (iv) each material license or agreement to or from the Company with respect to any of its Intellectual Property. The Company has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions.

          (b) With respect to each item of Intellectual Property required to be identified in the Company Disclosure Schedule pursuant to Section 4.16(a), and except as set forth on the Company Disclosure Schedule: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (c) The Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than “off-the-shelf” software). The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). To the Company’s Knowledge, with respect to each item of Intellectual Property required to be identified in the Company Disclosure Schedule pursuant to this Section 4.16(c) and except as set forth on the Company Disclosure Schedule: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; (iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and (iv) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (d) To the Company’s Knowledge, the Company has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any such person must license or refrain from

Exhibit 10.44

using any Intellectual Property rights of any third party). To the Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company in any material respect.

          (e) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately before the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses that is material to the operation of the Business.

          (f) To the Company’s Knowledge, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted.

          (g) To the Company’s Knowledge, all software comprising the Intellectual Property is in a version currently supported by the applicable vendors.

     Section 4.17 Material Agreements.

          (a) The Company Disclosure Schedule contains a true and complete list of all Material Agreements, excluding the Provider Contracts (disclosure of which shall be governed solely by Section 4.18, below), that includes the name of the contracting parties, the name of the Material Agreement and the date of the Material Agreement and all amendments to it. The Company has delivered or made available to Buyer complete copies of all Material Agreements and other Contracts, including all amendments thereto, except for Contracts which shall be terminated prior to the Closing. Except as set forth in the Company Disclosure Schedule, all such Material Agreements are in full force and effect and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as set forth on the Company Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any other Person is in default or breach in the observance or the performance of any term or obligation to be performed by it under any Material Agreement except for such defaults or breaches the effect of which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on the Company Disclosure Schedule, the other party to each Material Agreement to which the Company is a party is not an Affiliate of, and otherwise does not have any economic interest in, the Company.

     (b) The Payor Contracts include the Medicaid Contract, the CHP Contract, the FHP Contract and, if obtained before Closing, the Managed Long-Term Care Contract.

Exhibit 10.44

     (c) Except as provided in the Company Disclosure Schedule, all of the Company’s oral agreements are terminable with no more than 30 days’ notice and do not involve amounts in excess of $25,000 individually.

     Section 4.18 Providers and Provider Contracts.

          (a) The Company Disclosure Schedule contains a true and complete list of all Provider Contracts by Provider type. With respect to the Provider Contracts with hospital Providers, the Company Disclosure Schedule includes the name of the contracting parties, the name of the Contract, the date of the Contract and all amendments to it. Except as provided on the Company Disclosure Schedule, each Provider Contract contains a written addendum or attachment which allows for payments under the Medicaid Contract, the CHP Contract and the FHP Contract.

          (b) Except as set forth on the Company Disclosure Schedule, none of the Provider Contracts (i) is terminable on notice of more than 90 days; (ii) obligates the Company to purchase reinsurance for the Provider or otherwise adjusts the compensation payable to such Provider based on claims experience, (iii) requires the Company to pay a Provider on a most-favored provider basis, (iv) obligates the Company to pay access or administrative fees, (v) has a profit-sharing or risk-sharing component, (vi) delegates to a Provider medical management duties, (vii) requires the Company to provide stop loss protection to a Provider, (viii) includes any provision for rate escalation without the Company’s written consent, or (ix) to the Company’s Knowledge, violates any law.

          (c) The Company has compensated and currently compensates each Provider for services to Members in accordance with the rates and fees set forth in the applicable Provider Contract.

          (d) Set forth on the Company Disclosure Schedule is a description of each written material complaint received by the Company from a Provider since January 1, 2004, and generally describes the nature and disposition of such complaint, including the amount involved.

          (e) None of the Providers who or which is a “physician” or “physician group” (as such terms are defined at 42 C.F.R. § 418.479 et seq. are placed at “substantial financial risk” (as also defined by such regulation) as a result of the Provider Contracts with the Company.

     Section 4.19 Absence of Certain Changes or Events. Except as set forth on the Company Disclosure Schedule, since December 31, 2003, the Company has conducted the Business only in the ordinary course and has not:

          (a) suffered any material adverse change in condition (financial or otherwise), (including, without limitation, any change in its premium or other revenues, claims or other costs including IBNR, or relations with governmental authorities, Members, Providers, Payors, or any of its employees, agents, underwriters, or others);

          (b) incurred any indebtedness, obligation or other liability (contingent or otherwise), except in the ordinary course of its business consistent with its past practice and, to

Exhibit 10.44

the Company’s Knowledge, there does not exist a set of circumstances that could reasonably be expected to result in any such indebtedness, obligation or liability;

          (c) failed to pay any medical claim liability or indebtedness when due (subject to its right to challenge such liability or indebtedness in good faith);

          (d) created, permitted or allowed any Security Interest with respect to the Assets (except Permitted Encumbrances and liens which the Company will cause to be discharged and released as of the Closing Date);

          (e) made any material increase in the compensation payable by the Company (or for which the Company may have any liability) to any Provider except as set forth in writing in a Provider Contract;

          (f) except for Provider Contracts, executed, amended, or terminated any Material Agreement to which it is or was a party or by which any of the Assets are bound or affected; amended, terminated or waived any of its material rights thereunder; or received notice of termination, amendment, or waiver of any Material Agreement or any material rights thereunder;

          (g) instituted, settled, or agreed to settle, any litigation, action, or proceeding before any Governmental Entity;

          (h) entered into any agreement or made any commitment to take any of the types of action described in subsections 4.19(a) through 4.19(g) above; or

          (i) received any adverse communications or reports or any notifications from a Payor regarding a change to any Payor Contract.

     Section 4.20 Labor Matters. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company. There is no strike, picketing, slowdown or work stoppage by or concerning the employees of the Company pending against or involving the Company. No representation question is pending or, to the Company’s Knowledge, threatened respecting any of the employees of the Company. The Company is not liable for or in arrears for any wages, benefits, taxes, damages or penalties for failing to comply with any law, rule, regulation, ordinance, order or decree relating in any way to labor or employment. To the Company’s Knowledge, no executive, key employee or significant group of employees plans to terminate employment with the Company during the next 12 months.

     Section 4.21 Insurance. The Company Disclosure Schedule contains a complete and correct list of insurance policies, including, without limitation, insolvency insurance, that the Company maintains, specifying policy limit, type of coverage and expiration date for each policy. Such policies are in full force and effect as of the date hereof.

Exhibit 10.44

     Section 4.22 Employees. The Company Disclosure Schedule lists the names and job titles of all employees of the Company as of September 30, 2004 (and updated as of the Closing Date). The respective base salaries, current year’s bonuses and positions and whether such employees are parties to a written employment agreement with the Company for such employees are listed on the “Careplus Employee Disclosure Schedule”, which has been delivered by the Company to Buyer. Each employee’s length of service, employment commencement date and whether the employee is full or part time, salaried or hourly paid and the benefits received by such employee have been provided to Buyer. All employees are actively engaged in the operation of the Business in accordance with their job descriptions.

     Section 4.23 Independent Contractors. Since January 1, 2000, all individuals performing services for the Company as independent contractors should not have been properly classified as employees of the Company at the time such services were performed under tax, workers’ compensation and other Federal or State law and regulations.

     Section 4.24 Relations and Members. The Company Disclosure Schedule lists each material written complaint received by the Company from a Member concerning any aspect of the Business since January 1, 2004, and generally describes the nature and disposition of such complaint.

     Section 4.25 Books and Records. The minute books and membership records of the Company, as previously made available to Buyer, contain accurate records of all meetings of and all actions or written consents by the Board of Managers and members of the Company.

     Section 4.26 Brokers or Finders. Except for Banc of America Securities, whose fees will be paid by Company Members or Company Members shall cause Agent to pay such fees on their behalf, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement for which Buyer shall have any liability as a result of any action by the Company or Company Members, or of their agents.

     Section 4.27 Business Operations. The only business that the Company has conducted since its formation is the Business (or portions thereof). The Company Disclosure Schedule lists all of the Company’s business addresses since 2000, and all trade names and names of predecessor entities used by the Company since 2000. The Company has not been a party to a merger, consolidation, liquidation, recapitalization or other business combination.

     Section 4.28 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     Section 4.29 Guarantees. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person and is not a party to a letter of credit agreement or a contract of suretyship.

Exhibit 10.44

     Section 4.30 Receivables. Except as set forth on the Company Disclosure Schedule, all Receivables of the Company: (i) are properly reflected on the books and records of the Company; (ii) are valid receivables and are not subject to any setoffs, defenses or counterclaims; (iii) are collectible subject only to the reserves for bad debt set forth in the Closing Balance Sheet; (iv) have arisen from bona fide transactions in the ordinary course of business; and (v) are properly billed to the proper Payor or Provider in accordance with applicable law and the applicable Payor Contract or Provider Contract.

     Section 4.31 Banks and Depositories. The Company Disclosure Schedule sets forth: (i) a true and complete list of the name and address of each bank, savings and loan or other financial institution in which the Company has an account or safe deposit bank; (ii) the identity of each such account or safe deposit box; (iii) the names of all persons authorized to draw on each account and to have access to each safe deposit box; and (iv) the name of the bank contact person.

     Section 4.32 Limitation on Use of Funds.

          (a) Pursuant to 31 U.S.C. 1352 and 45 CFR Part 93, no federal appropriated funds have been paid or will be paid to any Person by or on behalf of the Company for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant loan, or cooperative contract.

          (b) Since January 1, 2001, if any funds other than federal appropriated funds have been paid by the Company to any Person for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative contract, and the contract exceeds $100,000, such Person has completed and submitted Standard Form LLL, “Disclosure of Lobbying Activities”, in accordance with its instructions, a copy of which is attached as part of the Company Disclosure Schedule.

     Section 4.33 Terrorism Compliance. The Company is in compliance with (i) Executive Order 13224 (66 FR 49079), Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and all rules and regulations promulgated thereunder and (ii) United States Public Law No. 107-56, Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism of 2001 and all rules and regulations promulgated thereunder.

Exhibit 10.44

     Section 4.34 Condition of Assets.

               (a) All Assets. The Assets constitute all of the assets used to operate the Business as presently conducted.

               (b) Tangible Personal Property. The Company Disclosure Schedule contains a true and complete list of all material items of Tangible Personal Property that is owned by the Company. Any material Tangible Personal Property that is leased by the Company, whether as lessor or lessee, is separately designated on the Company Disclosure Schedule and all related lease agreements are described thereon.

               (c) Good Title, Operating Condition. Except as set forth on the Company Disclosure Schedule: (i) the Company has good and valid title to or the unrestricted right to use all of the Assets owned, leased or licensed by it, free and clear of all Security Interests (other than Permitted Encumbrances), and (ii) all Tangible Personal Property, is in good operating condition for the operation of the Business, normal wear and tear excepted.

     Section 4.35 Standby Agreements. The Company is not party to any standby agreement or backup contract with respect to the sale of the Membership Interests, the Assets or the Business and the Company has terminated any discussions with third parties with respect to any such proposed sale.

     Section 4.36 Misstatements and Omissions. No representation or warranty made by the Company in this Agreement, or in any statement, certificate, exhibit, schedule, or other document furnished to Buyer pursuant hereto or in connection with the Transaction contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and Parent represent and warrant to Company Members and the Company as follows:

     Section 5.1 Organization. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Buyer will have 100 shares of capital stock issued and outstanding on the Closing Date.

     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Buyer and Parent has the corporate power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery

Exhibit 10.44

and performance by each of Buyer and Parent of the Transaction Documents and the consummation of the Merger and the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate proceedings and such authorization has not been withdrawn or amended in any manner. This Agreement has been, and each of the other Transaction Documents required to be entered into pursuant to this Agreement will be, duly executed and delivered by each of Buyer and Parent and, assuming due and valid authorization, execution and delivery hereof and thereof by Company Members and the Company, are or will be legal, valid and binding obligations of Buyer and Parent, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     Section 5.3 Consents and Approvals; No Violations. Except as disclosed on the Buyer Disclosure Schedule and except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement and each of the other agreements and instruments required to be entered into pursuant to this Agreement by Buyer or Parent, nor the consummation by Buyer or Parent of the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the articles of incorporation, bylaws or other organizational documents of Buyer or Parent; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Parent is a party or by which any of them or any of their properties or assets may be bound; (iii) to Buyer’s or Parent’s knowledge, violate or conflict with any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Buyer or Parent, if any, or any of its properties or assets; or (iv) require on the part of Buyer or Parent any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

     Section 5.4 Brokers or Finders. Buyer and Parent represent with respect to themselves, their Subsidiaries and their Affiliates but not with respect to Company Members or the Company, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by the Agreement for which Company Members shall have any liability as a result of any action by Buyer or Parent or any of Buyer’s or Parent’s Affiliates or agents.

     Section 5.5 Litigation. Except as set forth on the Buyer Disclosure Schedule, there are no material claims, counterclaims, administrative actions, suits, proceedings or investigations pending or, to Buyer’s or Parent’s knowledge, threatened, against Buyer or Parent, which would restrain or challenge this Transaction.

     Section 5.6 No Bankruptcy. Neither Buyer nor Parent is subject to Bankruptcy or any similar proceeding.

Exhibit 10.44

     Section 5.7 Disqualifying Background. Except as set forth on the Buyer Disclosure Schedule, none of Buyer’s or Parent’s officers and directors has ever been debarred, suspended, or otherwise excluded from participating in any state or federally funded healthcare program, or, to Buyer’s or Parent’s knowledge, has engaged in conduct or holds a position that would reasonably prevent or materially delay Parent from being approved by DOH as owner of the Company. Parent is not party to any agreement, judgment, order, consent, or equitable relief, written or oral, that would limit or restrict Parent in any manner from conducting the Business.

     Section 5.8 Misstatements and Omissions. No representation or warranty made by Buyer or Parent in this Agreement, or in any statement, certificate, exhibit, schedule, or other document furnished to Company Members or the Company pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
COVENANTS

     Section 6.1 Interim Operations of the Company. Except (i) as contemplated by this Agreement, (ii) as disclosed on the Company Disclosure Schedule, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld), after the date hereof and until the earlier of (x) the Closing Date or (y) the termination of this Agreement (the “Interim Period”), the Company shall:

          (a) conduct the Business in the ordinary and usual course, consistent with past practice;

          (b) not amend the Company’s articles of organization or Operating Agreement;

          (c) not (i) split, combine or reclassify the Membership Interests, (ii) issue or sell any additional membership interests or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Membership Interests, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any Membership Interests;

          (d) not adopt any new employee benefit plan or materially increase any compensation or enter into or amend any written employment, termination or similar agreement with any of its present or future officers, directors or employees, except for those required under existing plans or programs;

          (e) not acquire any assets with a cost in excess of $50,000 or sell, lease or dispose of any material assets required for the operation of the Business as currently conducted unless such asset is obsolete, damaged or replaced in the ordinary course of business;

Exhibit 10.44

          (f) not amend, supplement or otherwise alter, any Contracts or relationships with any Payor, Provider or other party, except in the ordinary course of business consistent with past practice;

          (g) not (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any unaffiliated third party, (iii) make any loans, advances or capital contributions to, or investments in, any unaffiliated third party, or (iv) pledge or otherwise encumber the Membership Interests or any of the Assets, or create any lien with respect to either except Permitted Encumbrances;

          (h) not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

          (i) not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by law or administrative order;

          (j) not change the accounting methods used by it, unless required by GAAP or applicable law;

          (k) not make any tax election or changes to the Company’s tax accounting methods;

          (l) use commercially reasonable efforts not to allow the Company to suffer a Material Adverse Effect;

          (m) keep in full force and effect its Authorizations, Permits and the insurance covering the Company and its assets comparable in amount and scope of coverage to that currently maintained;

          (n) not enter into any agreement or commitment to take any of the actions described in Section 6.1(b) — (k) above; and

          (o) collect or write off all of the Company’s accounts receivable other than the Receivables.

     Section 6.2 Access to Information.

          (a) Throughout the Interim Period, the Company shall afford Buyer and its authorized representatives reasonable access during normal business hours to the Company’s Contracts and officers and, with reasonable prior notice to the Company and the Company’s consent (which shall not unreasonably be withheld), to the Company’s employees, Providers and Payors, and the Company will use all reasonable efforts to cause its representatives to furnish promptly to Buyer such additional financial and operating data and other information as to the

Exhibit 10.44

Company’s businesses and properties as Buyer or its authorized representatives may from time to time reasonably request.

          (b) During the Interim Period, within 30 days of the end of each monthly or quarterly (as applicable) reporting period, the Company shall provide to Buyer a copy of the Company’s unaudited interim financial statements for such month, including a balance sheet, an income and expense statement and a statement of cash flow for such month and year to date. The Company shall also provide medical claim lag triangles and quarterly MMCOR filings in a timely fashion as soon as such triangles and filings are available. If the Closing does not occur by March 31, 2005, the Company shall provide to Buyer a copy of its audited financial statements for the period January 1, 2004 through December 31, 2004, including a balance sheet as of December 31, 2004 and income statements, related footnotes and supporting schedules prepared in accordance with GAAP and GGK will provide KPMG access to its workpapers, provided that the customary workpaper access letter in the public accounting industry is signed and delivered to GGK.

          (c) For a period of five (5) years following the Closing Date, Parent shall, and shall cause its Affiliates to, maintain and make available to Company Members, on Agent’s reasonable request, copies of any and all information, books and records relating to the Assets and the Business. Any information obtained pursuant to this Section shall be kept confidential by Company Members, unless and only to the extent that disclosure is required by law, legal process or regulatory authority. After such five-year period, Parent and the Company may dispose of such information, books and records, provided that before such disposition, Parent and the Company shall give Agent the opportunity to take possession of such information, books and records.

     Section 6.3 Maintenance of Certain Insurance

          (a) The Company shall purchase before Closing at Company Members’ expense a reporting form tail endorsement covering a period of five (5) years before the Closing Date for its directors and officers liability insurance and professional liability insurance, including coverage for the benefit of the former directors, officers and employees of the Company. At Closing, Agent shall deduct the cost of such insurance from the Closing Cash Amount to pay for such insurance before distributing the net proceeds of the Closing Cash Amount to Company Members.

          (b) At Company Members’ option, the Company shall purchase before Closing at Company Members’ expense a reporting form tail endorsement covering a period of five (5) years before the Closing Date, for the current fiduciary liability insurance coverage as to the Company, Company Members, and the former directors and officers of the Company. At Closing, Agent shall deduct the cost of such insurance, if any, from the Closing Cash Amount to pay for such insurance before distributing the net proceeds of the Closing Cash Amount to Company Members.

     Section 6.4 Tax Matters.

Exhibit 10.44

          (a) Transfer Taxes. All documentary or other similar taxes, charges or fees imposed by any Governmental Entity with respect to the Merger shall be borne by Company Members.

          (b) Apportionment; Preparation of Tax Returns. The Taxes shall be apportioned based, in the case of real, franchise, intangible and personal property Taxes, on a per diem basis, and, in the case of other Taxes (including, without limitation, Income Taxes), on the actual activities, taxable income or loss of during the applicable periods based on a closing of the books at the end of the Closing Date. Parent shall cause the Company to prepare and file all Tax Returns for the Company that are due for periods ending after the Effective Time. Agent shall have the right to review and approve, which approval shall not be unreasonably withheld or delayed, any Tax Returns, other than a consolidated return of Parent and its Affiliates, that include a Pre-Closing Partial Period for which Company Members may be liable for Taxes. If a Pre-Closing Partial Period is included in a consolidated return of Parent and its Affiliates, Parent shall give Agent reasonable information and access to necessary books and records to verify Company Members’ liability for Taxes for such Pre-Closing Partial Period.

          (c) Mutual Cooperation. As soon as practicable, Parent shall deliver to Agent, such information and other data relating to Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns for periods ending before the Effective Date or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Company Members, Parent and the Company to satisfy their accounting or Tax requirements. Any information obtained pursuant to this Section 6.4(c) shall be kept confidential by the parties, unless and only to the extent that disclosure is required by law, legal process or regulatory authority.

          (d) Consent. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Company Taxes for any pre-Effective Date period, Parent shall promptly inform Agent. However, if Parent does not give prompt notice to Company Members, Company Members shall not be relieved of liability unless Parent’s delay materially prejudices the Company’s or Company Members’ liability. If the Taxes in controversy relate solely to the periods before the Effective Time, Agent shall have the right to control any resulting proceedings and, with Parent approval, which will not be unreasonably withheld, to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determinations affect the amount of Taxes for which Company Members may be liable under this Agreement. In all other matters, Parent shall have the right to control any resulting proceedings and, with input from Agent to the extent Taxes for which Company Members may be liable under this Agreement are at issue, to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Company Members may be liable under this Agreement.

     Section 6.5 Audited Financial Information. Company Members acknowledge that Parent is a reporting company pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended, (the “Exchange

Exhibit 10.44

Act”). Parent may file or include in its filings with the SEC (the “Securities Filings”) the “Financial Statements” for the Company and its Subsidiaries on a consolidated basis including the Form 8-K due within 75 days after the Closing Date.

     Section 6.6 Publicity. On execution of this Agreement and before Closing, Buyer and/or Parent will issue press releases with prior written notice to the Company. On and after Closing, Parent may issue press releases without any notice to the Company. Neither Company Members nor the Company nor any of their respective Affiliates shall issue any press release or any other public statement or any correspondence or other communication with respect to the execution and the Closing of this Agreement unless Buyer shall have had the prior opportunity to review and comment thereon and such release or statement has been consented to by Buyer. The Company acknowledges Parent’s reporting and disclosure obligations under the Exchange Act, other federal and state securities laws and case interpretations of such laws, whether as reported in its Securities Filings or in its everyday discussions with securities analysts, shareholders and the press. Company Members and the Company hereby consent to Buyer’s and Parent’s dissemination of such information in statements other than press releases.

     Section 6.7 Approvals and Consents; Cooperation; Notification.

          (a) The Company and Buyer shall cooperate with each other in good faith in obtaining, as promptly as practicable (i) all required consents of Governmental Entities; (ii) consents of all other third parties necessary to consummate the Transaction; and (iii) as necessary, all consents of Payors and other third parties under the Material Agreements to the change of control of the Company. In this regard, the Company shall assist in coordinating (and attend, at the Company’s option) Buyer’s meetings and telephone conferences with Providers, applicable Governmental Entities, Payors and local community and trade organizations.

          (b) Buyer and the Company shall take all actions necessary to file, as soon as practicable, all notifications, filings and other documents required to be filed by such party with all Governmental Entities, and obtain all other authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any Governmental Entity for additional information or documentation in connection therewith. Without limiting the generality of the foregoing, each of the parties will file (and the Company will file, and the filing fees shall be shared 50% by Company Members and 50% by Buyer pursuant to Section 11.12(c)) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain (and the Company will use its reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

          (c) The Company and Buyer shall (i) promptly advise each other on receiving any communication from any Governmental Entity or other Person whose consent or approval is required for consummation of the Transaction which causes such party to believe that there is a reasonable likelihood that any Required Consent will not be obtained or that the receipt of any such Required Consent will be materially delayed and (ii) promptly advise each other of the

Exhibit 10.44

occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the Transaction contemplated hereby not to be satisfied.

          (d) To ensure an effective transition of the Business to Buyer, the parties agree that at all times before the Closing Date, the Company shall:

               (i) orient, educate and otherwise train Buyer and permit Buyer to work with the President of the Company regarding (A) the Company’s current operating policies and procedures (to ensure continuity of administration), (B) the health plan benefits and services offered by the Company to the Company Members including, without limitation, member services, member outreach and education, and preventative medicine programs, (C) the Providers and the Provider Contracts, (D) the Payors and the Payor Contracts and (E) the Company’s medical management policies and procedures and (F) the operations of the Business;

               (ii) as coordinated by the Company’s President, grant Buyer access to and help Buyer interface with the phone information network used by the Company in connection with the Business and make available to Buyer, in all media reasonably available, such information as may prepare the Company to continue to pay claims arising under the Provider Contracts after the Closing Date and otherwise operate the Business.

     Section 6.8 Regulatory Filings. The Company shall make all filings due on or before the Closing Date with Governmental Entities in accordance with the Company’s usual business practices, and will give Buyer advance copies of the proposed filings so that Buyer will be able to give the Company its comments on the proposed filings.

     Section 6.9 Further Assurances. Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction.

     Section 6.10 Conditions. Buyer, Parent, the Company and Company Members covenant and agree that, subject to the provisions of Article IX hereof, if any event should occur, either within or without the control of any party hereto, that would prevent fulfillment of the conditions of any party to consummate the Transaction, the parties shall each use all commercially reasonable efforts to cure the event as expeditiously as possible; provided, however, that upon the occurrence of such event, no party shall have any obligation to take any action not specifically required by the terms of this Agreement to cure such event if such action would be unduly burdensome or would have a Material Adverse Effect on such party.

     Section 6.11 Revised Company Disclosure Schedule. The Company shall deliver to Buyer a revised Company Disclosure Schedule if required to reflect changes in the Company Disclosure Schedule arising between the execution of this Agreement and the Closing Date; provided, however, that, except for changes that are permitted by the terms of this Agreement, no change in the Company Disclosure Schedule will be binding on Buyer without its prior written consent, which consent will not be unreasonably withheld.

Exhibit 10.44

     Section 6.12 New Contracts. Except in the case of the Provider Contracts terminable at will on notice of 90 days or less, Contracts (other than Material Agreements) entered into in the ordinary course of business, the replacement of employees on similar terms and conditions of employment, and the renewal of existing Contracts in the ordinary course of business, any new Material Agreements to be executed after the date of this Agreement on behalf of the Company which will not expire on or before the Closing Date shall require the prior written approval of a designated representative of Buyer, which consent will not be unreasonably withheld.

     Section 6.13 No Solicitation. During the Interim Period, neither Company Members nor the Company nor their respective managers, officers, employees, advisors and representatives shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Acquisition Proposal from any Person, or engage in or continue discussions or negotiations relating to any Acquisition Proposal, and shall direct its managers, officers, financial advisors and other authorized representatives to refrain from taking any such action. For the purposes of this Agreement, “Acquisition Proposal” shall mean, with respect to the Company and the Business, any proposal or offer for, or any written statement of intention (by public announcement or otherwise) by any Person or group to effect, any merger or consolidation with, or acquisition of substantially all of the equity interests or assets of, or other business combination involving, the Company or the Business. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and the Company shall immediately demand that any such persons return to the Company any confidential information and/or materials such persons may have received from the Company during the course of such activities, discussions or negotiations. Company Members and the Company acknowledge and agree that any remedy at law for breach of the foregoing covenants shall be inadequate, and in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, posting bond or providing security, and without regard to the adequacy of any remedy at law.

     Section 6.14 Collection of Receivables, Other Assets. After the Closing Date, Parent shall cause the Company to use commercially reasonable efforts to collect the Receivables in the ordinary course of business, which efforts shall not include a requirement to pay any attorney’s fees or out of pocket costs to third parties. If the Company shall not have collected the amount of Receivables, net of any reserve for bad debt, set forth on the Closing Balance Sheet by the 120th day after the Effective Time, Parent at its option, may assign such uncollected Receivables to Agent for the benefit of Company Members and Agent shall cause Escrow Agent to distribute from the Escrow Account to the Company the difference between the amount of Receivables, net of any reserve for bad debts, on the Closing Balance Sheet, and the amount of Receivables collected by the Company after Closing.

     Section 6.15 Meeting of Company Members. Promptly after execution and delivery of this Agreement by Buyer, Parent and Company, Company will give written notice of a meeting of Company Members to be held for the purpose of obtaining their approval to this Agreement and the Transaction, which meeting will be held within 30 days of the date hereto. By their signatures hereto, Joseph Zappala and Karin Ajmani agree to vote their Membership Interests, and any Membership Interests held by proxy pursuant to the proxies given them under the

Exhibit 10.44

Support Agreements executed by various Company Members, in favor of approving this Agreement and the Transaction.

ARTICLE VII
TRANSITION

     Section 7.1 Employees.

          (a) Except as provided in Section 7.1(c) and 7.1(d), neither Company Members nor the Company shall make any commitments to any of the Company’s officers or employees with respect to their continued employment after the Effective Time. As coordinated by the Company’s transition officer and/or President, the Company shall, upon Buyer’s request, permit Buyer to interview the Company’s employees. The Company shall be responsible to pay on or before Closing Date all stay for pay, retention and severance payment which Company is obligated to pay to Company’s employees prior to the Closing. The Company will be responsible for all retention and severance payments which accrue after the Closing to the extent that the Company contracted for such obligations prior to the Closing and such obligations are included on the Company Disclosure Schedule.

          (b) The Company will work with Buyer during the Transition Period in developing a plan for the eventual termination of the Company’s Benefit Plans after Closing.

          (c) On the Closing Date, Zappala shall have entered into a consulting agreement with the Company in the form agreed to by the parties.

          (d) On and after the Closing, the Company’s current employment agreement with Karin Ajmani shall continue to be in place and effective.

ARTICLE VIII
INDEMNIFICATION

     Section 8.1 Basic Provisions.

          (a) Indemnification of Buyer and Parent.

               (i) Subject to the limitations set forth in this Article VIII, Company Members, individually and only to the extent of their respective individual obligations hereunder, agree to indemnify, defend and hold Buyer, Parent and their officers, directors, agents, Affiliates, and their respective successors and permitted assigns, harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (individually a “Loss” and collectively, “Losses”) that they may incur arising out of or due to (A) any inaccuracy in or breach of any representation or warranty made by such Company Member and contained in Article III of this Agreement, or (B) any breach of a covenant of such Company Member contained in this Agreement. Company Members shall be entitled to any refunds of

Exhibit 10.44

such Taxes (including interest) with respect to the pre-Closing Date periods except to the extent that such refund of Taxes is reflected as an asset on the Closing Balance Sheet. The representations, warranties, indemnifications and covenants of Company Members set forth in Article III, this Section 8.1(a)(i) and certain other provisions in this Merger Agreement are duplicated in the Support Agreement because some Company Members may not be Signing Members. There is no intent to increase the liability of any Signing Members by including such provisions in both documents and no Signing Member’s liability for such provisions shall increase as a result thereof.

               (ii) Except for the breach of any representation, warranty or covenant of a Company Member for which such Company Member is individually liable under Section 8.1(a)(i), Company Members severally agree to indemnify, defend and hold Buyer, its officers, directors, agents and Affiliates and their respective successors and permitted assigns, harmless from and in respect of any and all Losses (which shall include, for purposes of this Section 8.1(a)(ii), prospective rate adjustments by a Payor in lieu of a claim which would be subject to this Section 8.1(a)(ii)) that they may incur (A) arising out of or due to any breach of representation, warranty, covenant, undertaking or other agreement of the Company or Company Members, under this Agreement as of the Effective Time, (B) arising out of any claims by Dissenting Members relating to the Merger (including but not limited to claims in excess of Dissenter’s Allocable Consideration, claims challenging the Merger process, or claims relating to indemnification obligations, or (C) arising of out those matters disclosed in the Company Disclosure Schedule related to or arising out of or in connection with the Assets, business operations, conduct, products and/or employees (including former employees) of the Company in connection with the operations of the Company or the Business on or before the Closing Date except those Losses which are reserved for on the Closing Balance Sheet, but only to the extent of such reserves. Parent’s exclusive source of recovery of amounts due on account of Losses pursuant to Section 8.1(a)(ii)(A) and 8.1(a)(i)(C) shall be through access to funds in the Escrow Account, Parent’s exclusive source of recovery of amounts due on account of Losses pursuant to Section 8.1(a)(ii)(B) shall be through access to funds in the Dissenters’ Account established under the Escrow Agreement; provided, nevertheless, that no claim asserted by Parent or Buyer shall paid from funds deposited into the Escrow Account in excess of the first $11,000,000 of such deposits exclusive of Dissenters’ Withhold Amount deposited to the Escrow Account by Agent, Parent, Buyer, Company Member or Company which excess will not be subject to Parent or Buyer claims for any reason.

          (b) Indemnification of Company Members and the Company. Subject to the limitations set forth in this Article VIII, Buyer and Parent agree to indemnify, defend and hold Company Members, and before the Closing Date, the Company, and their respective officers, directors, shareholders, members, agents and Affiliates, and their respective successors and permitted assigns, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Buyer contained in this Agreement, (ii) related to or arising out of or in connection with the assets, business, operations, conduct, products and/or employees of the Company or the Business after the Closing Date, and (iii) all Taxes of the Company or any successor accruing on or after the Effective Date. Parent shall be entitled to any refunds of Taxes (including interest) accruing on or after the Effective Date and any Taxes (and interest thereon) receivable included in computing Closing Book Value.

Exhibit 10.44

     Section 8.2 Survival of Representations and Warranties. The representations and warranties and covenants of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing through and including the Survival Date, provided, however, that Dissenting Member Claims and those representations and warranties and indemnities with respect to a Tax matter, an environmental matter, Benefit Plan matter, or a title matter (collectively, “Superior Claims”) may be asserted at any time on or before the expiration of the limitations period under applicable law. If Loss under this Agreement is asserted by any party before the Survival Date, or in the case of Superior Claims, before the expiration of the applicable limitations period, such Loss shall survive until the existence of such Loss has been finally established and the Loss is resolved as provided below. Anything to the contrary contained herein notwithstanding, no party shall be entitled to recover from any other for any Losses asserted against it pursuant to this Agreement (i) unless and until the aggregate amount of all Losses of such party exceeds Two Hundred Thousand Dollars ($200,000) and then for all such Losses and all further Losses or (ii) other than Section 8.1(a)(i) Losses and as provided in the Support Agreement, to the extent the aggregate amount of all Losses exceeds the funds available in the Escrow Account.

     Section 8.3 Notice and Opportunity to Defend. If an event occurs which a party asserts would give rise to any indemnification obligation pursuant to Section 8.1, the party seeking indemnification (the “Indemnitee”) shall promptly give written notice thereof to the other party obligated to provide indemnification (the “Indemnifying Party”). If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third Person (collectively, the “Asserted Liability”), the Indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding describing the Asserted Liability in reasonable detail and indicating the amount (estimated, if necessary) for which such party may be liable; provided, however, that the failure to provide prompt written notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party hereunder. For matters not involving a third party claim, the Indemnifying Party shall have a period of 30 days after receipt of the Indemnitees’ notice to give written notice to the Indemnitees announcing its intent to contest the assertion of the Indemnitees (the “Contest Notice”). If a Contest Notice is not provided within such period, such assertion of the Indemnitees shall be deemed accepted and the amount of the Losses shall be deemed established. If a Contest Notice is provided, the contested assertion shall be resolved through binding arbitration as provided in Section 11.2. For matters involving third party claims, the amount of the Losses shall not be deemed established until the claim has been resolved with the third party as provided in Sections 8.3(a) and (b) below.

          (a) Provider Contracts, Current Employee or Payor Matters. If an action is brought against the Company with respect to a Provider Contract, a current employee (as of the Closing Date) of the Company or a Payor, Parent shall defend the action. Agent shall have the right to participate, at its own expense, in the defense of such Asserted Liability provided that Parent in all instances shall be responsible for directing and controlling the settlement of, or defense against, such action. Parent may settle, compromise or defend such Asserted Liability in the exercise of its reasonable discretion at the expense of Company Members and Agent shall promptly reimburse Parent for the amount of all reasonable costs and expenses incurred by

Exhibit 10.44

Parent in connection with the settlement of or defense against the Asserted Liability to the extent and as provided in Section 8.1(a), including its selection of counsel; provided, however, that if Parent settles an action related to a Provider dispute over the objection of Agent, Parent will pay Agent for the benefit of Company Members 25% of the difference between the amount at which Agent reasonably believes the matter could be timely settled and the actual settlement amount. If no settlement of the Asserted Liability is entered into, Escrow Agent shall promptly reimburse Parent for the amount of any judgment rendered with respect to such Asserted Liability and all related, bona fide and reasonable expenses incurred by Parent in defense against such action to the extent recoverable under Section 8.1(a).

          (b) Superior Claim Matters; and other Indemnification Matters. If any action either (i) is related to a Superior Claim Matter or (ii) for which Parent would be the Indemnifying Party, is brought against the Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall, upon providing prompt written notification thereof within three days of receipt of any notice to the Indemnitee, be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such Asserted Liability. The Indemnitee shall have the right to participate, at its own expense, in the defense of such Asserted Liability provided that the Indemnifying Party in all instances shall be responsible for directing and controlling the settlement of, or defense against, such action. If the Indemnifying Party elects not to undertake to settle or defend against the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or does not accept its obligation to indemnify under this Agreement, the Indemnitee may settle, compromise or defend such Asserted Liability in the exercise of its exclusive discretion at the expense of the Indemnifying Party and the Indemnifying Party shall promptly reimburse the Indemnitee for the amount of all reasonable costs and expenses incurred by the Indemnitee in connection with the settlement of or defense against the Asserted Liability to the extent provided in Section 8.1(a) or 8.1(b), as the case may be, including its selection of counsel. If no settlement of the Asserted Liability is entered into, the Indemnifying Party shall promptly reimburse the Indemnitee for the amount of any judgment rendered with respect to such Asserted Liability and all related, bona fide and reasonable expenses incurred by the Indemnitee in defense against such action to the extent recoverable under Section 8.1(a) or 8.1(b) as the case may be. Except as specified herein, in no event shall an Indemnifying Party be liable for any settlement effected without its consent, which will not be unreasonably withheld.

          (c) Other Matters. Neither the Indemnifying Party nor the Indemnitee shall, in the defense of any Asserted Liability, consent to entry of any judgment or enter into any settlement agreement, except with the written consent of the other party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to both the Indemnitee and the Indemnifying Party of a release from all liability in respect of such Asserted Liability. The Indemnifying Party and the Indemnitee shall each use all commercially reasonable efforts to cooperate with each other in connection with the settlement of, or the defense against, any

Exhibit 10.44

Asserted Liability and make available to the other all books, records and other documents within its control that are reasonably necessary or appropriate for such defense. Notwithstanding anything contained in this Agreement the Indemnitee shall have the right to pay or settle at any time any Asserted Liability, provided that (as a result thereof, and except where the Indemnifying Party elects not to undertake to settle or defend against the Asserted Liability, fails to notify the Indemnitee of its election, or does not accept its obligation to indemnify under this Agreement) the Indemnitee shall also be deemed to have waived any right to indemnification therefore by the Indemnifying Party. Notwithstanding anything to the contrary contained in any Transaction document, all claims against Company Members and/or the Company for breach of representations, warranties or covenants under any of the Transaction Documents shall be asserted, if at all, exclusively as claims for indemnity under this Article VIII, regardless of whether the claim is stated as a breach of representation, warranty or covenant or otherwise.

     Section 8.4 Payment of Losses. The Indemnifying Party hereby agrees to pay the amount of established Losses within 30 days after the establishment thereof. The amount of established Losses shall be paid in cash or, as applicable, from the Escrow Account. Any amounts not paid by the Indemnifying Party when due under this Section shall bear interest from and after the due date thereof until the date paid at a rate equal to the lesser of: (a) 12% per annum and (b) the highest legal rate permitted by applicable law.

ARTICLE IX
CONDITIONS

     Section 9.1 Conditions to Each Party’s Obligation to Effect the Closing. The obligations of Company Members and the Company, on the one hand, and Buyer and Parent, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

          (a) no court, arbitrator or Governmental Entity shall have issued any order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final, and non-appealable;

          (b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

          (c) The Company and Buyer shall have executed and delivered the Certificate of Merger to the Department of State at least five Business Days in advance of Closing with a requested Statutory Effective Date of the Closing Date; and

          (d) all other authorizations, approvals or consents of Governmental Entities required to permit the consummation of the Transaction shall have been obtained and be in full force and effect, including, the consent of DOH to the transfer of control of the Company and the distribution by the Company to Company Members of any excess funds and other assets without an obligation on Buyer or Parent to restore and replenish any funds or other assets to the

Exhibit 10.44

Company after the Closing Date and the Company shall not be required to maintain a statutory deposit or net worth greater than that which exists for the Company at the Effective Time except as provided in this Agreement.

     Section 9.2 Conditions to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the Transaction are subject to the satisfaction (or waiver in whole or in part by Buyer and Parent) of the following further conditions:

          (a) Delivery of Documents.

               (i) Each of the following conditions shall have been satisfied and Buyer shall have received a certificate from each of Company Members and the Company dated as of the Closing Date, certifying to such:

                    (A) Each of the representations and warranties of such Company Member or the Company, as applicable, shall be true and accurate in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period, and giving effect to all limitations as to “materiality” and “Material Adverse Effect” set forth in such representations and warranties); and

                    (B) Such Company Member or the Company, as applicable, has performed and complied in all material respects with all of the terms, covenants, agreements, undertakings, acts, conditions and obligations hereunder required to be performed or complied with by it at or before the Closing Date.

               (ii) Buyer shall have received a certificate from the Company and each entity Company Member signed by its Secretary or other proper officer or manager and dated the Closing Date, certifying as to the person executing this Agreement on behalf of the Company that (a) such person is an officer thereof holding the office or offices specified therein, (b) that the signature of each such person set forth on such certificate is his or her genuine signature and (c) such person is duly authorized to execute this Agreement.

               (iii) Except as provided in Article VII above, Buyer shall have received duly executed resignations from all of the Company’s managers effective as of the Closing Date.

               (iv) Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit E, addressed to Buyer and dated as of the Closing Date.

               (v) The Company shall have delivered to Escrow Agent funds as set forth in Section 2.5(d) and Agent and Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement in the form attached as Exhibit B.

               (vi) Buyer and Parent shall have received a Member’s Closing Acknowledgment and Release from each Company Member and, where necessitated by

Exhibit 10.44

applicable state law, the spouse of each Company Member, if any, in the form attached hereto as Exhibit G executed in such Company Member’s or, as applicable, such spouse’s individual capacity.

               (vii) Buyer and Parent shall receive for cancellation from Signing Members certificates for the Membership Interests.

               (viii) Buyer and Parent shall have received duly executed copies of the Company Members’ Agent Agreement signed by all Signing Members.

               (ix) Buyer and Parent shall have received the Company Members’ Agent Agreement executed by each of the Company’s Members and the Agent they appoint. The same Agent shall be appointed for all Company Members.

               (x) The Company or Agent shall have delivered to Buyer or Parent such other Closing documents as Buyer or Parent may reasonably request.

          (b) Consent and Approvals.

               (i) Any required consents or approvals as set forth in the Company Disclosure Schedule of parties to the Material Agreements with respect to the Merger of the Company shall have been obtained; provided, however, the Company need only use best efforts to obtain landlord estoppel certificates with respect to the Real Property.

               (ii) There shall not have occurred any event or occurrence and there shall not have occurred or been initiated any regulatory change that is reasonably likely to have a Material Adverse Effect on the Company, the Business or the Assets after Closing.

          (c) All Company Members shall be Signing Members or Dissenting Members.

     Section 9.3 Conditions to the Obligations of Company and Company Members. The obligations of the Company and Company Members to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver in whole or in part by Company Members) of the following conditions:

          (a) Each of the following conditions shall have been satisfied and Agent and the Company shall have received a certificate signed by an executive officer of Buyer, dated as of the Closing Date, certifying to such:

               (i) Each of the representations and warranties of Buyer and Parent shall be true and accurate in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period, and giving effect to all limitations as “materiality” and “Material Adverse Effect” set forth in such representations and warranties); and

Exhibit 10.44

               (ii) Buyer and Parent shall have performed and complied with in all material respects all of the terms, covenants, agreements, undertakings, acts, conditions and obligations hereunder required to be performed or complied with by Buyer and Parent at or before the Closing Date.

          (b) Agent shall have received a certificate from each of Buyer and Parent, signed by its Secretary and dated as of the Closing Date, certifying as to the person executing this Agreement on behalf of Buyer or Parent, as applicable, and providing with respect to the certificate referred to in Section 9.2(a)(ii) that (a) such person is an officer thereof holding the office or offices specified therein, (b) the signature of each such person set forth on such certificate is his or her genuine signature, and (c) such person is duly authorized to execute this Agreement.

          (c) Parent shall have paid to Agent the Closing Cash Amount less Dissenters’ Withhold Amount, if any, and to Escrow Agent the Dissenters’ Withhold Amount in the manner specified in Section 2.2(a)(ii) of this Agreement.

          (d) The Parent and Escrow Agent shall have executed and delivered to Agent the Escrow Agreement substantially in the form attached as Exhibit B.

          (e) Company Members and the Company shall have received from counsel to Buyer and Parent an opinion in form and substance as set forth in Exhibit F, addressed to Company Members and dated as of the Closing Date.

ARTICLE X
TERMINATION

     Section 10.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Closing Date:

          (a) by the mutual written consent of the Company and Buyer; or

          (b) by either the Company or Buyer:

               (i) if the Closing shall not have occurred on or before April 30, 2005; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use commercially reasonable efforts to have removed or vacated), in each case permanently

Exhibit 10.44

restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (c) by the Company if Buyer (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties in any respect and such breach results in or reasonably could be expected to result in a Material Adverse Effect in each case such that the conditions set forth in Section 9.1 or Section 9.3 would not be satisfied; provided, however, that if any such breach is curable by Buyer through the exercise of Buyer’s commercially reasonable efforts then for so long as Buyer shall be so using such efforts to cure such breach, Company Members shall not terminate this Agreement pursuant to this Section 10.1(c) except as permitted by Section 10.1(b)(i); or

          (d) by Buyer if the Company or a Company Member (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties in any respect and, in either case, such breach results in or reasonably could be expected to result in a Material Adverse Effect, in each case such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied; provided, however, that if any such breach is curable by Company Members through the exercise of Company Members’ commercially reasonable efforts then for so long as Company Members shall be so using such efforts to cure such breach, Buyer shall not terminate this Agreement pursuant to this Section 10.1(d) except as permitted by Section 10.1(b)(i).

     Section 10.2 Procedure and Effect of Termination. On the termination and abandonment of this Agreement by the Company or Buyer pursuant to Section 10.1, written notice thereof shall be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein and pursuant to Section 10.1:

          (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement;

          (c) neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 10.2; (ii) for any willful breach of any provision of this Agreement; and (iii) as provided in the Confidentiality Agreement; and

          (d) if neither Buyer nor the Company is in breach of any material provision of this Agreement, this Agreement shall be void and shall no longer be of any force or effect.

Exhibit 10.44

ARTICLE XI
MISCELLANEOUS

     Section 11.1 Governing Law and Consent to Jurisdiction.

          (a) This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (irrespective of its choice of law principles) applicable to contracts executed and to be performed wholly within such state.

          (b) Subject to the arbitration provisions of Section 11.2 below, each of the parties hereto (i) irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, specifically the Supreme Court of the County of New York (and the courts having jurisdiction over appeals therefrom) in respect of the Transaction, (ii) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (iii) waives any claim that such proceedings have been brought in an inconvenient forum, and (iv) agrees that it will not bring any action relating to this Agreement in any court other than a New York state court, located in the County of New York.

     Section 11.2 Dispute Resolution.

          (a) Agreement to Arbitrate. Except as provided in Sections 2.2(d), 2.2(e) and 2.3(b), and except where injunctive relief is reasonably necessary to prevent immediate damage to the aggrieved party, in a dispute between the parties relating to this Agreement, the parties agree to utilize the arbitration procedure specified in this Section; provided, however, that in the event of a purported breach of the Agreement, the injured party shall provide notice to the breaching party and allow a period of 20 days to cure the breach prior to initiating arbitration

          (b) Initial Notice; Attempted Settlement. A party seeking to initiate an arbitration proceeding shall give written notice (the “Initial Notice”) to the other party describing briefly the nature of its dispute and its claim and identifying an individual with authority to settle such dispute on its behalf (the “Settlement Agent”). The party receiving such notice shall have ten (10) days within which to designate its own Settlement Agent. The Settlement Agents shall make such investigations as they deem appropriate and thereafter promptly shall commence discussions concerning resolution of such dispute.

          (c) Selection of Arbitrator. If the dispute has not been resolved within the later of (i) 15 days from the date of designation of a Settlement Agent by the party receiving the Initial Notice or (ii) 25 days from the giving of the Initial Notice, it shall be submitted to a panel of arbitrators (the “Arbitrators”), one chosen by each of the parties. Unless otherwise agreed by the parties, the Arbitrators shall hold a hearing in New York, New York pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) within 30 days after their selection by the parties, in advance of which the parties shall submit whatever information they deem appropriate to the Arbitrators for review. The Arbitrators may allow discovery on such terms as the Arbitrators determine necessary or appropriate for a proper decision. At the hearing held by the Arbitrators, each party shall have the opportunity to present its position with respect to the dispute. The Arbitrators shall thereafter render their opinion within 15 days of such hearing. If the two Arbitrators cannot reach a decision, they shall mutually pick a third arbitrator who shall resolve the dispute.

Exhibit 10.44

          (d) Cure of Breach. For purposes of this Section, if a dispute is based on the breach of any representation, warranty, covenant, obligation or any other agreement contained herein, and such breach is cured to the actual knowledge of the party giving the Initial Notice within 15 days from the date of designation of a Settlement Agent by the party receiving the Initial Notice, the party giving the Initial Notice shall withdraw or shall be liable for the costs of any arbitration that results in a finding that such cure has occurred.

          (e) Arbitrators’ Award. The opinions and recommendations of the Arbitrators shall be binding on the parties and judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof, provided, however, that expenses and attorney fees may only be awarded to a party upon a finding of bad faith by the other party. In no event may the Arbitrators award exceed the limits of liability set forth in Article VIII.

     Section 11.3 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties at any time before the Closing Date with respect to any of the terms contained herein.

     Section 11.4 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the Business Day (or the next succeeding Business Day if the date of delivery is not a Business Day) when delivered by hand or by Federal Express, UPS or a similar commercial overnight courier with provisions for a receipt; (b) five days after being deposited in any United States Post Office postage prepaid, registered or certified mail; or (c) on the Business Day (or the next succeeding Business Day if the date of delivery is not a Business Day) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice); provided, however that any notice of change of address or telecopier number shall be effective only upon receipt:

(a)	if to Buyer or Parent, to:

AMERIGROUP Corporation
4425 Corporation Lane, Suite 300
Virginia Beach, VA 23462
Telephone: (757) 490-6900
Telecopy No.: (757) 557-6743
Attention: General Counsel

Exhibit 10.44

with a copy (which shall not constitute notice) to:

Williams Mullen, A Professional Corporation
222 Central Park Avenue, Suite 1700
Virginia Beach, VA 23462
Telephone: (757) 499-8800
Telecopy No: (757) 473-0395
Attention: Thomas R. Frantz, Esq.

(b)

	(i)	If to the Company, to:
Careplus, LLC
260 West 31st Street
New York, NY 10001
Attention: President

	(ii)	if to Company Members, to:

Joseph Zappala, Agent
c/o CarePlus, LLC
260 West 31st Street
New York, New York 10001
Telephone: (212) 563-5570
Telecopy: (212) 563-5975

with a copy with respect to (i) and (ii) above (which
shall not constitute notice) to:
Greenberg Traurig, LLP
54 State Street, 6th Floor
Albany, New York 12207
Telephone: (518) 689-1400
Telecopy: (518) 689-1499
Attention: Harold N. Iselin, Esq.

and

Kurzman Eisenberg Corbin Lever & Goodman, LLP
One North Broadway, 10th Floor
White Plains, New York 10601
Telephone: (914) 993-6051
Telecopy: (914) 285-9855
Attention: Stephen R. Levy, Esq.

Exhibit 10.44

     Section 11.5 Interpretation.

          (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to article, section, paragraph, exhibit and schedule are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any genders shall include all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (b) The Company Disclosure Schedule and the other schedules hereto shall be construed with and as an integral part of this Agreement as if the same had been set forth verbatim herein. Any matter disclosed pursuant to any schedule shall be deemed to be disclosed for the purpose indicated on such schedule, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

     Section 11.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed an original, and all of which shall together be considered one and the same agreement.

     Section 11.7 Entire Agreements; Third Party Beneficiaries. This Agreement and the Schedules hereto, and the Ancillary Agreements and the Confidentiality Agreement (i) constitute the entire agreement of the parties and supersede all prior negotiations, discussions, disclosures, representations and warranties, agreements and understandings, if any, both written and oral, among the parties with respect to the subject matter hereof; and (ii) except as specifically provided herein, is not intended to nor shall it confer, upon any Person other than the parties hereto and their successors and permitted assigns any rights, benefits, claims, or remedies hereunder.

     Section 11.8 Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained in this Agreement unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Exhibit 10.44

     Section 11.9 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.1 hereof in any such action or proceeding by having copies thereof mailed by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.4 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     Section 11.10 Specific Performance. Each party acknowledges and agrees that in the event of any breach of this Agreement each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 11.2.

     Section 11.11 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     Section 11.12 Expenses.

          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

          (b) The Company shall be responsible for all costs and expenses associated with all Provider and Member communications and materials sent by either the Company or Buyer, which costs and expense shall be paid before the Closing or appropriately reserved for on the Closing Balance Sheet. Company Members shall be responsible for all legal expenses of Company Members incurred in connection with the transactions contemplated by this Agreement, and all costs associated with the Company’s obligation to pay Banc of America Securities for underwriting and investment services.

          (c) The filing fees required under the HSR Act shall be shared 50% by Company Members and 50% by Buyer, and Agent shall deduct Company Members’ share from the Closing Cash Amount at Closing.

     Section 11.13 Waivers. Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may, to the extent permitted by applicable law, be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Exhibit 10.44

     Section 11.14 No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 10.44

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY MEMBERS:

KARIN AJMANI – as to Section 6.15

JOSEPH ZAPPALA – as to Section 6.15

COMPANY:	CAREPLUS, LLC

By:

Name:
Title:

BUYER:	AMERIGROUP ACQUISITION CORP., a New York corporation

By:

Name: Stanley F. Baldwin
Title: Executive Vice President

PARENT:	AMERIGROUP CORPORATION, a Delaware corporation

By:

Name: Stanley F. Baldwin
Title: Executive Vice President

Exhibit 10.44

EXHIBIT A

COMPANY MEMBERS

Karin Ajmani
Breindy Melnicke
Joseph Zappala
John Moore
Catherine Muhly
Jerome V. Ansel
Yitzchok (Isaac) Schwartz
Leiser Capital, L.L.C.
Leiser 2, LLC
Karen Chobor Lawson
John Moore Industries Inc.
Leon Kraus
Isaac Litchfield
Sandra Tenzer
Moses Werzberger
Steve Slobodski